As filed with the Securities and Exchange Commission on February 17, 1998
                                                    Registration No. 333-_____
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                           -------------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           -------------------------

                            ABERCROMBIE & FITCH CO.
            (Exact name of Registrant as specified in its charter)


      Delaware                      5651                      31-1469076
(State or jurisdiction   (Primary Standard Industrial       (I.R.S. Employer
   of incorporation      Classification Code Number)     Identification No.)
   or organization)                                   Four Limited Parkway East
                                                        Reynoldsburg, OH 43068
                                                           (614) 577-6500
        (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           -------------------------

                                Seth R. Johnson
                           Four Limited Parkway East
                            Reynoldsburg, OH 43068
                                (614) 577-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -------------------------

                                  COPIES TO:
                             David L. Caplan, Esq.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017
                                (212) 450-4000


   Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective and the other conditions to the commencement of the Exchange Offer described herein have been satisfied or waived.

   If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                              -------------------------

                                            CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                  Proposed Maximum     Proposed Maximum
      Title Of  Each Class Of                  Amount to be        Offering Price     Aggregate Offering       Amount of
    Securities to be Registered                Registered(1)        Per Unit(2)            Price(2)         Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01
  per share                                    43,000,000 shares        $29.125        $1,252,375,000.00       $369,451.00
============================================================================================================================

---------------
(1) The maximum number of shares of Class A common stock ("A&F Common Stock") of Abercrombie & Fitch Co. ("A&F") offered in exchange for shares of the common stock ("Limited Common Stock") of The Limited, Inc. ("The Limited"), as described in the Offering Circular-Prospectus filed as part of this Registration Statement.

(2) Estimated solely for purposes of calculating the registration fee and computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on $29.125, the average of the high and low per share trading prices reported on the New York Stock Exchange Composite Tape on February 9, 1998 for the Limited Common Stock to be purchased by The Limited in exchange for shares of A&F Common Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A)  OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SAID SECTION 8(A), MAY DETERMINE.
==============================================================================


AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998 -- SUBJECT TO COMPLETION.
                                  [LTD LOGO]
                               EXCHANGE OFFER -
                                   IMPORTANT
The Limited has announced a plan to establish its Abercrombie & Fitch
subsidiary as a fully independent public company.   In order to implement this
plan and distribute its A&F shares, The Limited is offering you, as a stockholder, the opportunity to exchange (on a tax free basis) shares of The Limited which you own for shares of A&F. The Limited currently owns 43,000,000 A&F shares.

This Exchange Offer will be conducted as a modified "Dutch auction". What that means is that you will be able to select, from within a range, the exchange ratio at which you are willing to exchange some or all of your Limited shares for shares of A&F. This exchange ratio range is not more than ___ nor less than ___ of a share of A&F for each share of The Limited.

Based on the exchange ratios selected by fellow tendering stockholders, The Limited will select as the final exchange ratio the lowest exchange ratio that will permit the maximum number of shares of A&F owned by The Limited to be exchanged. This final exchange ratio would apply to all Limited shares accepted for exchange.

In order to facilitate a successful distribution of A&F shares, The Limited anticipates that the final exchange ratio will provide tendering stockholders with shares of A&F having a market value greater than the market value of the Limited shares tendered. We will refer to this greater value in this document
as the "Anticipated Premium."   Based on the trading prices for A&F and Limited
shares on _____, 1998, the Anticipated Premium would be approximately ___% using the minimum exchange ratio and approximately ___% using the maximum exchange ratio. We cannot, however, predict what the amount of any Anticipated Premium will be.

If the collective response of stockholders is such that more than 43,000,000 shares of A&F would be exchanged at the final exchange ratio, then the number of Limited shares to be accepted from each stockholder who tendered shares at
or below the final exchange ratio will be reduced on a pro rata basis.   If
fewer than 43,000,000 shares of A&F would be exchanged, The Limited will accept all shares tendered at or below the final exchange ratio, and will distribute its remaining A&F shares to its stockholders at the time on a pro rata basis through a "spin-off" transaction.

Whether you should participate in the Exchange Offer depends on many factors. You should consider, among other things, (i) your view of the relative values of a single Limited share and a single A&F share, (ii) the opportunity to receive the Anticipated Premium and (iii) your investment strategy with regard to the two stocks. Neither The Limited nor A&F nor any of their respective directors makes any recommendation as to whether you should tender shares. You must make your own decision after reading this document and consulting with your advisors based on your own financial position and requirements. We urge you to read this Offering Circular-Prospectus very carefully.

The Exchange Offer is subject to certain conditions, including that enough Limited shares are tendered so that at least 90% of the A&F shares owned by The Limited (38,700,00 out of a total of 43,000,000 shares) can be exchanged for Limited shares and that we receive a private letter ruling from the Internal Revenue Service to the effect that the Exchange Offer (and Spin-Off, if any) will generally be tax-free for The Limited and its stockholders. The Exchange Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on _____________, 1998, unless extended.

The Limited has retained the services of D.F. King & Co., as Information Agent, and Goldman, Sachs & Co., as Dealer Managers, to assist you in connection with the Exchange Offer. You may call either the Information Agent (1-800-549-6864, toll-free) or the Dealer Managers (1-800-323-5678, toll-free)
directly to request additional documents and to ask any questions.

                               LESLIE H. WEXNER
                          Chairman, CEO and President
                               The Limited, Inc.


Neither the Securities and Exchange Commission nor any state securities regulators have approved the Abercrombie & Fitch Common Stock to be issued in the Exchange Offer or determined if this Offering Circular-Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


               The Dealer Managers for this Exchange Offer are:

                             Goldman, Sachs & Co.

             Offering Circular-Prospectus, dated __________, 1998


Information contained in this Offering Circular-Prospectus is subject to completion or amendment. A registration statement relating to the A&F Common Stock has been filed with the Securities and Exchange Commission. The A&F Common Stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to buy nor shall there be any sale of A&F Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER...............................1

SUMMARY......................................................................6
The Companies................................................................6
Backgroung and The Limited's Reasons for the Exchange Offer..................6
The Exchange Offer Generally.................................................7
The Exchange Offer...........................................................7
The Limited, Inc. Summary Historical Consolidated Financial Data............10
The Limited, Inc. Summary Unaudited Pro Forma Condensed Consolidated
  Financial Data............................................................12
A&F Summary Historical Consolidated Financial Data..........................13

RISK FACTORS................................................................14
Risk Factors Regarding A&F..................................................14
Risk Factor Regarding the Anticipated Premium...............................15
Risk Factor Regarding Forward-Looking Information...........................16

THE TRANSACTIONS............................................................17
Background and Purpose......................................................17
Effects.....................................................................19
No Appraisal Rights.........................................................19
Regulatory Approvals........................................................19
Accounting Treatment........................................................19
Forward Looking Statements May Prove Inaccurate.............................20

THE EXCHANGE OFFER..........................................................21
Terms of the Exchange Offer.................................................21
Exchange of Shares of Limited Common Stock..................................23
Determining to Participate in the Exchange Offer............................24
Procedures for Tendering Shares of Limited Common Stock.....................26
Guaranteed Delivery Procedure...............................................28
Special Procedures for Participants in the Savings and Retirement Plan,
  the Stock Purchase Plan and the Dividend Reinvestment Plan................29
Withdrawal Rights...........................................................30
Extension of Tender Period; Termination; Amendment..........................30
Conditions to Consummation of the Exchange Offer............................32
Fees and Expenses...........................................................33

THE SPIN-OFF................................................................34

MARKET PRICES, TRADING AND DIVIDEND INFORMATION.............................35
Limited Common Stock........................................................35
A&F Common Stock............................................................36

CAPITALIZATION..............................................................37

THE LIMITED, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS................................................................38

BUSINESS OF A&F.............................................................43
Business Strengths..........................................................43
Growth Strategy.............................................................44
A&F Stores..................................................................45
Merchandising...............................................................46
Marketing and Promotion.....................................................47
Associates..................................................................48
Sourcing....................................................................48
Central Store Planning......................................................48
Central Real Estate Management..............................................49
Merchandise Distribution....................................................49
Management Information Systems..............................................49
Trademarks and Servicemarks.................................................50
Competition.................................................................50
Properties..................................................................51

BUSINESS OF THE LIMITED.....................................................53

MANAGEMENT OF A&F...........................................................54
Board of Directors..........................................................54

SHARES ELIGIBLE FOR FUTURE USE..............................................54

COMPARISON OF RIGHTS OF HOLDERS OF LIMITED COMMON STOCK AND A&F COMMON
  STOCK.....................................................................54
Actions by the Stockholders.................................................55
Number of Directors.........................................................55
Business Combinations.......................................................55
Authorized Shares of Stock..................................................56
Transactions with Interested Parties........................................56

RELATIONSHIP BETWEEN THE LIMITED AND A&F....................................57
Services Agreements.........................................................57
Sublease Agreements.........................................................57
Shared Facilities Agreements................................................57
Tax-Separation Agreement....................................................58

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................................59

LEGAL MATTERS...............................................................60

EXPERTS.....................................................................60

WHERE YOU CAN FIND MORE INFORMATION.........................................61

LIST OF DEFINED TERMS.......................................................63



                QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q1: Why has The Limited decided to separate A&F from the rest of the company?

A1: For the past several years, we have been reviewing The Limited's organizational structure to better address the management requirements of a large, multi-division, specialty retail company. We have taken a number of significant steps to address these organizational and management issues and to better position The Limited's retail businesses to realize their full potential. At the same time, we have also taken actions intended to maximize stockholder value because we believe that the price of Limited shares has not reflected the inherent value of The Limited's various businesses. To further these objectives, we determined after much consideration that the complete separation of A&F from The Limited would be in the best interests of A&F, The Limited and their respective stockholders. This transaction is intended to allow A&F, which has demonstrated that it has an established brand and a proven and profitable growth strategy, to grow as an independent company. At the same time, the separation of A&F allows The Limited to focus its resources on brands where we can add more value.

Q2: Why did The Limited choose the Exchange Offer as the way to separate A&F?

A2: We chose the Exchange Offer because we believe it is a tax efficient way to distribute value to you, gives you a choice to adjust your investment between The Limited and A&F on a tax-free basis, provides you with the opportunity to receive the Anticipated Premium, demonstrates our confidence in The Limited and is expected to have the effect of increasing The Limited's earnings per share.

Q3:  What is a "modified-Dutch auction?"

A3: A modified "Dutch auction" means that you pick the exchange ratio at which you are willing to exchange some or all of your Limited shares for shares of A&F from within the specified range of not more than ___ nor less than ___ of a share of A&F for each share of The Limited.

Q4:  What is the "exchange ratio?"

A4: The exchange ratio represents the number of A&F shares which Limited stockholders will receive for each Limited share tendered in the Exchange Offer.

Q5: How will The Limited decide on the final exchange ratio?

A5: The Limited will select as the final exchange ratio the lowest exchange ratio that would permit the maximum number of the shares of A&F owned by The Limited to be exchanged in the Exchange Offer. The final exchange ratio will apply to all tendering stockholders whose Limited shares are accepted for exchange.

Q6: How do I decide whether to participate in the Exchange Offer?

A6: Whether you should participate in the Exchange Offer depends on many factors. You should consider, among other things, (i) your view of the relative values of a single Limited share and a single A&F share, (ii) the opportunity to receive the Anticipated Premium and (iii) your investment strategy with regard to the two stocks. In addition, you should consider all of the factors described under "Risk Factors" starting at page 14. Neither The Limited nor A&F nor any of their respective directors makes any recommendation as to whether you should tender your Limited shares. You must make your own decision after reading this document and consulting with your advisors based on your own financial position and requirements.

Q7: What is the Anticipated Premium?

A7: Based on the closing trading prices for Limited (NYSE: LTD) and A&F shares (NYSE: ANF) on ______, 1998, any of the designated exchange ratios would result in a Limited stockholder receiving A&F shares with a market value greater than the Limited shares tendered for exchange. We cannot, however, predict what the amount of the Anticipated Premium, if any, will be or the prices at which A&F or Limited shares will trade over time.

You can calculate the Anticipated Premium using the following formula:

       Exchange Ratio  x  Price of one A&F share
       ---------------------------------------------  -1
                Price of one Limited share

For example: Assume a price of $____ for a Limited share and a price of $____ for an A&F share (the closing trading prices of Limited and A&F shares on __________, 1998). At an exchange ratio of ____ of a share of A&F for each Limited share (the midpoint of the range of exchange ratios), the Anticipated Premium would be approximately ___%. At the minimum exchange ratio of ___, the Anticipated Premium would be approximately ___%. At the maximum exchange ratio of ___, the Anticipated Premium would be approximately ___%.

Q8: Can I participate with only a portion of my Limited shares in the Exchange Offer?

A8: Yes, you may tender some or all of your Limited shares.

Q9: Do I do anything if I want to retain my Limited shares?

A9: No. If you want to retain your Limited shares, you do not need to take any action.

Q10: If I decide to participate in the Exchange Offer, how do I select an appropriate exchange ratio?

A10: In selecting an exchange ratio, you should consider your view of the value of one share of Limited compared to that of one share of A&F, as well as the level of certainty that you desire that your tender will be accepted in the Exchange Offer. The higher your exchange ratio, the lower the likelihood that your shares will be accepted for exchange. In other words, a tender at an exchange ratio greater than the final exchange ratio will not be accepted. Conversely, the lower your exchange ratio, the higher the likelihood that your shares will be accepted for exchange. See "The Exchange Offer--Determining to Participate in the Exchange Offer--Selecting an Exchange Ratio", page 25.

Q11: What happens if I select an exchange ratio higher than the final exchange ratio?

A11: You will not participate in the Exchange Offer and the Limited shares you tendered will be returned to you.

Q12: What happens if I select either the exchange ratio selected by the modified Dutch Auction or a specific exchange ratio which is equal to or lower than the final exchange ratio?

A12: You will participate in the Exchange Offer at the final exchange ratio, but the actual number of your Limited shares accepted for exchange will depend on whether the Exchange Offer is oversubscribed.

Q13: How can I make sure that I will participate in the Exchange Offer?

A13: To ensure participation in the Exchange Offer, you should check the box marked "Shares Tendered at Exchange Ratio Determined by Dutch Auction" indicating that you will accept whatever the final exchange ratio is determined to be. In this case you will participate in the Exchange Offer, but the actual number of your Limited shares accepted for exchange will depend on whether the Exchange Offer is oversubscribed. If the Exchange Offer is oversubscribed, you will participate on a pro rata basis.

Q14: Can I select more than one exchange ratio?

A14: The same shares may not be tendered at more than one exchange ratio. You may, however, tender different shares at different exchange ratios, but you must complete separate Letters of Transmittal for each exchange ratio selected.

Q15: What is proration?

A15: Proration will occur if the Exchange Offer is oversubscribed. That is, if the number of Limited shares tendered exceeds the number of A&F shares available for exchange at the final exchange ratio. In this case, all Limited shares that are tendered at or below the final exchange ratio will be accepted for exchange on a pro rata basis at the final exchange ratio.

Q16: Will Leslie Wexner be tendering his Limited shares in the Exchange Offer?

A16: No. Consistent with the goal of completely separating A&F from The Limited, Mr. Wexner has decided not to tender his Limited shares.

Q17:  How do I participate in the Exchange Offer?

A17: Complete and sign the Letter of Transmittal designating the number of Limited shares you wish to tender and either your willingness to accept the final exchange ratio determined by the modified Dutch auction or the specific exchange ratio at which you are tendering. Send it, together with your share certificates and any other documents required by the Letter of Transmittal, by registered mail, return receipt requested, so that it is received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Circular-Prospectus before the expiration of the Exchange Offer. Do not send your certificates to The Limited, A&F, the Dealer Managers (Goldman, Sachs & Co.), any soliciting dealer or the Information Agent (D.F. King).

Q18: Will participants in The Limited's Dividend Reinvestment Plan be able to participate in the Exchange Offer?

A18: Yes. Each participant in the Dividend Reinvestment Plan may tender some or all of the Limited shares attributable to his or her plan account.

Q19: Will participants in The Limited's Savings and Retirement Plan be able to participate in the Exchange Offer?

A19: Yes. Each participant in the Savings and Retirement Plan may instruct the trustee of the plan to tender some or all of the Limited shares attributable to his or her plan account. Separate forms will be sent to each plan participant for use in directing the trustee.

Q20: Will participants in The Limited's Stock Purchase Plan be able to participate in the Exchange Offer?

A20: Yes. Each participant in the Stock Purchase Plan may instruct the agents for such plan to tender some or all of the Limited shares attributable to his or her plan account. Separate forms will be sent to each plan participant for use in directing the agent.

Q21: My shares are held by my broker. What should I do if I want to participate in the Exchange Offer?

A21: If your shares are held by your broker and are not certificated in your name (i.e., your shares are in "street name"), you should receive instructions from your broker on how to participate. In this situation, you do not need to complete the Letter of Transmittal. If you have not yet received instructions from your broker, please contact your broker directly.

Q22: Can I change my mind after I tender my Limited shares?

A22: Yes. You may withdraw tenders of your shares any time before the expiration of the Exchange Offer. If you change your mind again, you can retender your Limited shares by following the tender procedures again prior to the expiration of the Exchange Offer.

Q23: Are there any conditions to the Limited's obligation to complete the Exchange Offer?

A23: Yes, The Limited's obligation to complete the Exchange Offer is subject to the conditions outlined on page 32. In particular, we will not close the Exchange Offer unless enough Limited shares are tendered so that at least 38,700,000 shares of A&F stock can be distributed to Limited stockholders. We refer to the number of Limited shares that must be tendered to produce this result as the "Trigger Amount". In addition, The Limited will not complete the Exchange Offer unless it receives a private letter ruling from the Internal Revenue Service to the effect that the Exchange Offer and Spin-Off, if any, generally will be tax-free to The Limited and its stockholders.

Q24: What happens if the number of Limited shares tendered is such that more than 38,700,000 A&F shares, but fewer than 43,000,000 A&F shares, would be exchanged?

A24: A&F shares held by The Limited after completion of the Exchange Offer will be distributed to its stockholders on a pro rata basis. We refer to this distribution as the "Spin-Off".

Q25: What happens if the number of Limited shares tendered is such that more than 43,000,000 shares of A&F would be exchanged, i.e., the Exchange Offer is oversubscribed?

A25: All Limited shares which are tendered at or below the final exchange ratio will be accepted for exchange on a pro rata basis at the final exchange ratio. Any shares not accepted for exchange will be returned to tendering stockholders.

Q26: When does the Exchange Offer expire?

A26: The Exchange Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on__________, 1998, unless extended. Your instructions must be received before then in order to participate in the Exchange Offer.

Q27: When will tendering stockholders know the outcome of the Exchange Offer?

A27: Preliminary results of the Exchange Offer, including any preliminary proration factor, will be announced by press release promptly after the expiration of the Exchange Offer. Announcement of any final proration factor should occur approximately seven business days after the expiration of the Exchange Offer.

Q28: Will I be taxed on the shares of A&F that I receive in the Exchange Offer?

A28: The Limited has requested a private letter ruling from the Internal Revenue Service to the effect that the Exchange Offer (and the subsequent Spin-Off, if any) will generally be tax-free to The Limited and its stockholders. The receipt of cash for a fractional A&F share will be taxable as a capital gain or loss if your Limited shares were held as a capital asset. Each stockholder should consult his or her tax advisor as to the particular consequences of the Exchange Offer and Spin-Off to such stockholder.

Q29: What will be the tax basis and holding period of A&F shares I receive in exchange for my Limited shares?

A29: If you tender all of your Limited shares and they are all accepted for exchange, the tax basis in the A&F shares you receive will equal your tax basis in your Limited shares before the exchange.

If you tender fewer than all of your Limited shares or fewer than all of your Limited shares are accepted for exchange, the total tax basis in the Limited and A&F shares that you hold immediately after the exchange will equal your tax basis in your Limited shares before the exchange; however, the basis of the A&F shares you receive will not necessarily equal the basis of the Limited shares that are accepted for exchange. The portion of your total tax basis allocated to the A&F shares you receive in the Exchange Offer will equal your old tax basis in the Limited shares multiplied by a fraction. The fraction will be equal to (i) the aggregate market value ("FMV") of the A&F shares you receive in the Exchange Offer divided by (ii) the market value of the A&F shares plus the market value of the Limited shares on the date of exchange.

Stated as a formula, the basis in your A&F shares received in the Exchange Offer may be determined as follows:

Basis in A&F received in the       Basis in The Limited prior to       FMV of A&F received in the
Exchange Offer                 =   the Exchange Offer                  Exchange Offer
                                                                   x   -----------------------------
                                                                       FMV of A&F       FMV of The
                                                                       received in    + Limited held
                                                                       Exchange Offer   immediately after
                                                                                        the Exchange Offer.

If additional shares of A&F are received in the Spin-Off, the same calculation must be repeated using the basis in the Limited shares, as determined following the Exchange Offer as the starting point in the calculation.

Your holding period in the A&F shares you receive in the Transactions generally will include your holding period for Limited shares.

Q30: What will be the tax basis in Limited shares that are not exchanged pursuant to the Exchange Offer?

A30: If you tender fewer than all of your Limited shares, or fewer than all of your Limited shares are accepted for exchange, the total tax basis in your remaining Limited shares will equal your total tax basis in Limited shares before the exchange, less the basis allocated to A&F shares as determined under the calculation described in the answer to the preceding question.

Q31: Doesn't A&F have two classes of stock? How will they be affected by the Transactions?

A31: A&F currently has two classes of common stock, Class A, which is publicly held, and Class B, which is all held by The Limited. All Class B shares will be converted into Class A shares prior to the completion of the Exchange Offer. As a result, there will be no Class B shares after the consummation of the Exchange Offer. Accordingly, we have referred to the Class A shares as the A&F shares or the A&F Common Stock in this document.

Q32: What happens to my Limited dividend in light of the Exchange Offer?

A32: If you were a Limited stockholder on March 6, 1998, you would still be entitled to your quarterly dividend of $0.13 payable on March 17, 1998 even if you tender shares in the Exchange Offer. In the future, however, you will not receive a Limited dividend for any Limited shares exchanged in the Exchange Offer because you will no longer own such shares. You would continue to receive the regular Limited dividend for any Limited shares that are not exchanged in the Exchange Offer. A&F does not currently pay a dividend on its shares.

Q33: Have other companies pursued such an exchange offer?

A33: Yes. Examples of similar exchange offers include recent transactions involving Lockheed Martin Corporation, Eli Lilly and Company and Viacom International Inc.

Q34: Who should I call if I have questions or want copies of additional documents?

A34: You may call either the Information Agent (1-800-549-6864, toll-free) or the Dealer Managers (1-800-323-5678, toll-free) directly to request additional documents and to ask any questions.


                                    SUMMARY

               This summary highlights selected information from this Offering Circular-Prospectus and may not contain all the information that is important to you. To understand the Exchange Offer fully and for a more complete description of the legal terms of the Exchange Offer, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 61. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

The Limited, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43230
(614) 479-7000

The Limited is engaged in the purchase, distribution and sale of women's apparel, lingerie, men's apparel, personal care products, children's apparel and a wide variety of sporting goods. The Limited operates an integrated distribution system which supports its retail activities. These activities are conducted under various trade names through the retail stores and catalogue businesses of The Limited. Merchandise is targeted to appeal to customers in specialty markets who have distinctive consumer characteristics. The Limited's women's apparel businesses offer regular and special-sized fashion apparel at various price levels, including shirts, blouses, sweaters, pants, skirts, coats and dresses. In addition, The Limited offers lingerie and accessories, men's apparel, fragrances, bath, personal care products, specialty gift items, children's apparel and a wide variety of sporting goods. The Limited conducts its principal operations through wholly-owned subsidiaries, its 83% owned-subsidiary, Intimate Brands, Inc., and A&F. For more detail on the business of The Limited, see page 53.

Abercrombie & Fitch Co.
Four Limited Parkway East
P.O. Box 182168
Reynoldsburg, Ohio 43218
(614) 577-6500

Abercrombie & Fitch is engaged in the purchase, distribution and sale of men's and women's casual apparel. A&F's retail activities are conducted through retail stores bearing the Abercrombie & Fitch name. Merchandise is targeted to appeal to customers in specialty markets who have distinctive consumer characteristics. An initial public offering of 8,050,000 shares of A&F's Class A Common Stock was completed on October 1, 1996 and, as a result, approximately 84% of the outstanding common stock of A&F is owned by The Limited. For more detail on the business of A&F, see page 43.

Background and The Limited's Reasons for the Exchange Offer

For the past several years, we have been reviewing The Limited's organizational structure to better address the management requirements of a large, multi-division, specialty retail company. We have taken a number of significant steps to address these organizational and management issues and to better position The Limited's retail businesses to realize their full potential. At the same time, we have also attempted to take actions intended to maximize stockholder value because we believe that the price of Limited shares has not reflected the inherent value of The Limited's various businesses. To further these objectives, we determined after much consideration that the complete separation of A&F from The Limited would be in the best interests of A&F, The Limited and their respective stockholders. The Exchange Offer is intended to allow A&F, which has demonstrated that it has an established brand and a proven and profitable growth strategy, to grow as an independent company. At the same time, the separation of A&F allows The Limited to focus its resources on brands where it can add more value. We chose the Exchange Offer because we believe it is a tax efficient way to distribute value to you, gives you a choice to adjust your investment between The Limited and A&F on a tax-free basis, provides you with the opportunity to receive the Anticipated Premium, demonstrates our confidence in The Limited and is expected to have the effect of increasing The Limited's earnings per share.

To review the reasons for the Exchange Offer in greater detail, see page 17.

The Exchange Offer Generally (See page 17)

Effects of the Exchange Offer

Limited stockholders will be affected by the Exchange Offer regardless of whether they tender their Limited shares in the Exchange Offer. Stockholders who tender all their Limited shares will, if all such shares are accepted for exchange, no longer have an ownership interest in The Limited and will no longer participate in any change in the value of The Limited. Stockholders who exchange some, but not all of their Limited shares in the Exchange Offer will have a diminished ownership interest in The Limited and an increased ownership interest in A&F. Stockholders who do not tender any of their Limited shares will receive shares of A&F only as a result of the Spin-Off, and will continue to have an ownership interest in The Limited, which ownership interest will have increased on a percentage basis as a result of the Exchange Offer.

The Position of The Limited and A&F on the Exchange Offer

Neither The Limited nor A&F nor any of their respective directors makes any recommendation as to whether you should tender any of your Limited shares. Among the factors which you should consider when deciding whether to tender your Limited shares are (i) your view of the relative value of a single share of The Limited and A&F, (ii) the opportunity to receive the Anticipated
Premium and (iii) your investment strategy with regard to the two stocks.
Based on the closing trading prices of A&F and Limited shares on _________, 1998, the Anticipated Premium would be approximately ___% using the minimum exchange ratio and approximately ___% using the maximum exchange ratio. We cannot, however, predict what the amount of the Anticipated Premium will be or whether in fact there will be a premium at the expiration of the Exchange Offer or the prices at which A&F or Limited shares will trade over time. You must make your own decision as to whether to tender, and, if so, how many shares and at what exchange ratio to tender after reading this Offering Circular-Prospectus and consulting with your advisors based on your own financial position and requirements. We urge you to read this document very carefully.

No Appraisal Rights

No appraisal rights are available to stockholders of The Limited in connection with the Exchange Offer or the Spin-Off.

Certain Federal Income Taxes (See page 59)

The Limited has requested a private letter ruling from the Internal Revenue Service to the effect that the Exchange Offer (and the subsequent Spin-Off, if any) generally will be tax-free to The Limited and its stockholders. The receipt of cash for a fractional share of A&F Common Stock will be taxable as a capital gain or loss if the Limited shares tendered were held as a capital asset. Each stockholder should consult his or her tax advisor as to the particular consequences of the Exchange Offer and Spin-Off to such stockholder.

The Exchange Offer

Terms of the Exchange Offer (See page 21)

The Limited is offering to exchange up to 43,000,000 A&F shares for Limited shares at an exchange ratio not greater than ___ nor less than ___ of a share of A&F for each share of The Limited. The Exchange Offer will be conducted as a modified "Dutch auction" which means that you pick the exchange ratio at which you are willing to exchange some or all of your Limited shares for shares of A&F from within the specified range. Whether, and to what extent, your Limited shares will be accepted for exchange will depend on how your exchange ratio compares to the exchange ratios selected by other tendering stockholders. So, a "Dutch auction" is basically a competitive bid between you and other Limited stockholders. Your exchange ratio must be within the range set by The Limited. If you wish to maximize the chance that your Limited shares will be exchanged for A&F shares, you may check the box marked "Shares Tendered at Exchange Ratio Determined by Dutch Auction" on the Letter of Transmittal indicating that you will accept whatever the final exchange ratio is determined to be. Limited shares tendered at exchange ratios above the final exchange ratio will not be accepted for exchange.

After the expiration of the Exchange Offer, The Limited will select the lowest exchange ratio which would permit the maximum number of the shares of A&F owned by The Limited to be exchanged in the Exchange Offer at the final exchange ratio.

All Limited shares properly tendered and not withdrawn, at exchange ratios at or below the final exchange ratio will be exchanged at the final exchange ratio, on the terms and subject to the conditions of the Exchange Offer,
including the proration provisions.   Any shares not accepted for exchange
will be returned to stockholders promptly following the expiration of the Exchange Offer.

Expiration Date; Extension; Termination (See page 30)

The Exchange Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on ________, 1998, unless extended. You must tender your Limited shares on or prior to such expiration date if you wish to participate in the offer. The Exchange Offer may also terminate or be terminable in certain circumstances.

Withdrawal Rights (See page 30)

You may withdraw tenders of Limited shares any time before the expiration of the Exchange Offer. If you change your mind again, you may retender your Limited shares by following the tender procedures again prior to the expiration of the Exchange Offer.

Conditions of the Exchange Offer (See page 32)

The Exchange Offer is subject to certain conditions, including that enough Limited shares are tendered so that at least 90%, or 38,700,000 shares, of A&F owned by The Limited can be exchanged, and the receipt of a private letter ruling from the Internal Revenue Service to the effect that the Exchange Offer (and the subsequent Spin-Off, if any) will generally be tax-free to The Limited and its stockholders.

Procedures for Tendering (See pages 26 and 29)

Complete and sign the Letter of Transmittal designating the number of shares you wish to tender and either your willingness to accept the exchange ratio selected by the Dutch auction, or the specific exchange ratio at which you are tendering. Send it, together with your share certificates and any other documents required by the Letter of Transmittal, by registered mail, return receipt requested, so that it is received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Circular-Prospectus before the expiration of the Exchange Offer. You may also comply with the procedures for guaranteed delivery. Do not send your certificates to The Limited, A&F, the Dealer Managers (Goldman Sachs), any Soliciting Dealer or the Information Agent (D.F. King). If your shares are held by your broker and are not certificated in your name (i.e., your shares are in "street name"), you should receive instructions from your broker on how to participate. In this situation, you do not need to complete the Letter of Transmittal. If you have not yet received instructions from your broker, please contact your broker directly. Certain financial institutions may also effect tenders by book-entry transfer through the book-entry transfer facility.

If you are a participant in The Limited's Savings and Retirement Plan or Stock Purchase Plan you will receive separate forms to be used to tender Limited shares held in your accounts under the relevant plan. You may not use the Letter of Transmittal to tender shares held under either plan.

Proration

If the number of Limited shares tendered is such that more than 43,000,000 shares of A&F would be exchanged for those Limited shares, The Limited will accept all Limited shares that are validly tendered at or below the final exchange ratio on a pro rata basis. The preliminary proration factor will be announced by press release promptly after the expiration of the Exchange Offer. Announcement of any final proration factor should occur approximately seven business days after the expiration date.

No Fractional Shares

No fractional shares of A&F will be distributed. The Exchange Agent, acting as your agent, will aggregate any fractional shares and sell them for your accounts. Any proceeds realized by the Exchange Agent on the sale of fractional shares will be distributed on a pro rata basis, net of commissions.

The Exchange Agent

First Chicago Trust Company of New York is serving as the Exchange Agent in connection with the Exchange Offer.

The Information Agent

D.F. King & Co., Inc. is serving as the information Agent in connection with Exchange Offer. Its phone number is (800) 594-6864.

The Dealer Managers

Goldman, Sachs & Co. is serving as the Dealer Manager for the Exchange Offer. Goldman Sachs' telephone number is (800) 323-5678.

The Spin-Off (See page 34)

If the number of Limited shares tendered is such that fewer than 43,000,000 A&F shares would be exchanged for Limited shares, The Limited will accept all shares tendered at or below the final exchange ratio, and promptly after the completion of the Exchange Offer, will distribute its remaining A&F shares to its then remaining stockholders on a pro rata basis.

Comparative Per Share Market Price Information (See page 35)

Limited shares and A&F shares are listed and traded on the New York Stock Exchange. On February 17, 1998, the last trading day before announcement of the Exchange Offer, the closing sale price per Limited share on the NYSE was $_____, and the closing sale price per A&F share on the NYSE was $____. On _______, 1998, the last trading day before the start of the Exchange Offer, the closing sale price per Limited share and the closing sale price per A&F share on the NYSE was $_____ and $____, respectively.


       THE LIMITED, INC. SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                The following table contains certain summary historical consolidated financial data of The Limited. This data has been derived from and should be read in conjunction with the audited consolidated financial statements (and the related notes) of The Limited for the three years ended February 1, 1997 appearing in The Limited's Annual Report on Form 10-K for the year ended February 1, 1997 and from the unaudited consolidated financial statements included in The Limited's Quarterly Report on Form 10-Q for the thirty-nine weeks ended November 1, 1997 and other information and data contained in such reports and other information that The Limited has filed with the Securities and Exchange Commission (the "SEC"). See "Where You Can Find More Information" on page 61.

                               The Limited, Inc.
                   (in thousands, except per share numbers)

                                                           Fiscal year ended                              Thirty-nine weeks ended
                              ---------------------------------------------------------------------      -------------------------
                               1/30/93     1/29/94(1)      1/28/95     2/3/96(1)(2)(3)     2/1/97          11/2/96        11/1/97
                              ----------   ----------     ----------   ---------------   ----------      ----------     ----------

Summary of Operations:
Net sales..................   $6,944,296   $7,245,088     $7,320,792    $7,881,437       $8,644,791       $5,678,530    $5,920,423
Operating income...........   $  788,698   $  701,556(4)  $  798,989    $  613,349(5)    $  636,067(6)    $  223,728    $  280,301
Gain in connection with
 initial public offerings..   $    9,117           --             --    $  649,467       $  118,178       $  118,567    $    8,606
Net income.................   $  455,497   $  390,999     $  448,343    $  961,511       $  434,208       $  220,815    $  132,129
Net income, excluding
 gains in connection
 with initial public
 offerings.................   $  446,380   $  390,999     $  448,343    $  312,044       $  316,030       $  102,248    $  123,523
Pro forma net income.......
Net income per share.......   $     1.25     $   1.08       $   1.25      $   2.68       $     1.54       $     0.78    $     0.48
Net income per share,
 excluding gains in
 connection with
 initial public
 offerings.................   $     1.23     $   1.08       $   1.25      $   0.87       $     1.12       $     0.36    $     0.45
Pro forma net income per
 share.....................
Weighted average shares
 outstanding...............      363,738      363,234        358,601       358,371          282,053          284,765       273,737
Pro forma weighted
 average shares
 outstanding...............
Ratio of earnings to fixed
 charges...................      4.21x        3.53x          3.76x         5.01x            3.30x            2.33x         2.10x

Condensed Consolidated
Balance Sheets:
Assets:
 Total current assets......   $1,784,130   $2,220,625     $2,547,666    $2,834,311       $1,545,097       $1,672,631    $1,790,078
 Total assets..............   $3,846,450   $4,135,105     $4,570,077    $5,266,563       $4,120,002       $4,277,439    $4,237,434
 Total assets less
  intangible assets........   $3,685,076   $4,005,171     $4,445,720    $5,116,865       $3,991,836       $4,131,341    $4,105,951
Liabilities and
Shareholders' Equity
 Total current liabilities.   $  720,778   $  707,444     $  797,555    $  815,351       $  906,893       $1,274,535    $1,029,892
 Long-term debt............   $  541,639   $  650,000     $  650,000    $  650,000       $  650,000       $  650,000    $  650,000
 Total liabilities.........   $1,578,833   $1,693,812     $1,809,121    $2,065,522       $2,197,420       $2,541,800    $2,252,521
 Shareholders' equity......   $2,267,617   $2,441,293     $2,760,956    $3,201,041       $1,922,582       $1,735,639    $1,984,913
 Book value per
   share outstanding at
   end of period...........   $     6.25     $   6.82       $   7.72      $   9.01         $   7.09            $6.40    $     7.29
 Shares outstanding at
  end of period............      362,648      357,801        357,604       355,366          271,071          270,992       272,120

---------------
(1) Includes the results of companies disposed of up to the disposition date.

(2) Includes the results of companies acquired subsequent to the date of acquisition.

(3) Fifty-three week year.

(4) Includes a pretax gain of $203 million for the sale of a 60% interest in The Limited's Brylane mail order business offset by a $200 million charge for the remodeling, downsizing and closing of retail stores, as well as a write-down in the carrying value of certain fixed and intangible assets.

(5) Includes gain of $73 million for the sale of a 60% interest in World Financial Network National Bank, a credit card bank formerly wholly-owned by The Limited, partially offset by $72 million of special and nonrecurring charges representing write-downs to net realizable value of certain assets and accelerated closing and downsizing of retail stores.

(6) Includes a $12 million special and nonrecurring charge in connection with the sale of The Limited's Penhaligon's business.


               THE LIMITED, INC. SUMMARY UNAUDITED PRO FORMA

                   CONDENSED CONSOLIDATED FINANCIAL DATA

               The following unaudited pro forma information is provided to you to aid in your analysis of the financial aspects of the Transactions. This information was derived from the audited and unaudited financial statements of The Limited for the fiscal year ended February 1, 1997 and the thirty-nine week periods ended November 2, 1996 and November 1, 1997. This information is only a summary and you should read it in conjunction with the historical financial statements of The Limited that have been filed with the SEC and the more detailed pro forma financial information included elsewhere in this document. See "Where You Can Find More Information" on page 61 and "The Limited, Inc. Unaudited Pro Forma Consolidated Financial Statements" on page 38.

               The Pro Forma Consolidated Statement of Income Data assumes that the Transactions occurred at the beginning of the periods presented, and the Pro Forma Consolidated Balance Sheet Data assumes that the Transactions occurred on February 1, 1997.

               This information is presented to show you what The Limited might have looked like if the Transactions had occurred at the times outlined above. You should not rely on the pro forma information as being indicative of the historical results that would have been achieved or the future results that The Limited will experience after the Transactions.

                                       Fiscal year
                                         ended               Thirty-nine weeks ended
                                     --------------      -------------------------------
                                      February 1,          November 2,      November 1,
                                         1997                 1996             1997
                                     --------------      --------------   --------------
Pro Forma Consolidated Statement
  of Income Data:
Net Sales...........................  $8,309,419          $5,482,391       $5,610,951
Gross Income........................  $2,372,813          $1,452,921       $1,556,643
Operating Income....................  $  590,074(2)       $  213,077(3)    $  255,322(4)
Income before Income Taxes..........  $  636,143          $  292,958       $  216,511
Net Income..........................  $  411,543          $  216,658       $  121,191
  Net income per share..............
                                      ----------          ----------       ----------
  Net income per share excluding
   gain in connection with initial
   public offering(1)...............
                                      ----------          ----------       ----------
Pro Forma Consolidated Balance
  Sheet Data:
Current assets......................  $1,500,219
Total assets........................  $4,064,241
Current liabilities.................  $  863,303
Long-term debt......................  $  650,000
Shareholders' equity................
                                      ----------

---------------
(1) The pro forma consolidated net income per share, presented on a diluted basis, is based upon the pro forma weighted average number of common and common equivalent shares outstanding of A&F and The Limited for each period at the Exchange Ratio of _______ of a share of A&F Common Stock for each share of Limited Common Stock.

(2) Includes a $12 million special and nonrecurring charge related to the closing of The Limited's Penhaligon's business.

(3) Includes a tax free gain of $118.6 million in connection with initial public offering of a subsidiary.

(4) Includes a $62.8 million pre-tax gain from special and nonrecurring items in the third quarter of 1997, principally due to the net gain from the sale of Brylane, Inc. stock (an equity interest), and a $8.6 million gain from the initial public offering of Brylane, Inc. in the first quarter of 1997.


              A&F SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

               The following table contains certain summary historical consolidated financial data of A&F. This data has been derived from and should be read in conjunction with the audited financial statements (and the related notes) of A&F for the three years ended February 1, 1997, appearing in A&F's Annual Report on Form 10-K for the year ended February 1, 1997 and from the unaudited consolidated financial statements included in A&F's Quarterly Report on Form 10-Q for the thirty-nine weeks ended November 1, 1997 and other information and data contained in such reports and other information that A&F has filed with the SEC. See "Where You Can Find More Information" on page 61.


                         Abercrombie and Fitch Co.
                   (in thousands, except per share data)

                                                                Fiscal year ended                          Thirty-nine weeks ended
                                         --------------------------------------------------------------    ------------------------
                                          1/30/93       1/29/94      1/28/95    2/3/96(1)      2/1/97      11/2/96        11/1/97
                                         ---------     ----------   ---------    ---------    ---------    ---------      ---------
Summary of Operations:
Net Sales.............................   $ 85,301       $110,952     $165,463     $235,659    $335,372     $196,139       $309,472
Operating income (loss)...............   $(10,190)      $ (4,064)    $ 13,751     $ 23,798    $ 45,993     $ 10,651       $ 24,979
Net income (loss).....................   $ (6,090)      $ (2,464)    $  8,251     $ 14,298    $ 24,674     $  4,157       $ 13,021
Net income (loss) per share...........   $  (0.14)      $  (0.06)    $   0.19     $   0.33    $   0.54     $   0.09       $   0.25
Weighted average number of shares
 outstanding..........................     43,000         43,000       43,000       43,000      45,760       43,982         51,328

Condensed Consolidated Balance Sheets:
Assets:
 Total current assets.................   $ 18,032       $ 13,122     $ 23,106     $ 38,856    $ 44,878     $ 61,468       $ 67,104
 Total assets.........................   $ 61,626       $ 48,882     $ 58,018     $ 87,693    $105,761     $113,948       $137,997
 Total assets less intangible assets..   $ 61,626       $ 48,794     $ 57,950     $ 87,645    $105,733     $113,915       $137,986
Liabilities and Shareholders' Equity
 Total current liabilities............   $    614       $  8,193     $ 18,224     $109,796    $ 43,590     $ 70,389       $ 63,274
 Long-term debt.......................         --             --           --           --    $ 50,000     $ 50,000       $ 50,000
 Total liabilities....................   $104,503       $ 94,223     $ 95,088     $110,315    $ 94,523     $122,845       $114,540
 Shareholders' equity (deficit).......   $(42,877)      $(43,341)    $(37,070)    $(22,622)   $ 11,238     $ (8,897)      $ 23,457
 Book value per share outstanding ....   $  (1.00)       $ (1.01)     $ (0.86)    $  (0.53)   $   0.22     $  (0.19)      $   0.46
 Shares outstanding at end of period..     43,000         43,000       43,000       43,000      51,050       45,919         51,007

_______________
(1) Fifty-three week year.



                                 RISK FACTORS

               In considering whether or not to tender shares of Limited Common Stock pursuant to the Exchange Offer, you should consider carefully all of the information set forth or incorporated in this Offering Circular-Prospectus and, in particular, the following:

Risk Factors Regarding A&F

          Termination of Subsidiary Relationship With The Limited

               As a subsidiary of The Limited, A&F has been able to benefit from The Limited's financial strength, extensive network of business relationships with companies and government contacts around the world. A&F has drawn on this resource in developing its own contacts and relationships. After completion of the Exchange Offer and the Spin-Off, if any (collectively, the "Transactions"), A&F will be a stand-alone company and thus will no longer be able to benefit from The Limited's relationships to the same extent that it could as majority-owned subsidiary of The Limited. Although The Limited and A&F will enter into certain intercompany agreements in connection with the Transactions pursuant to which The Limited will continue to provide certain services to A&F, such agreements will be of short duration (generally one year) and will require A&F to begin promptly to replace services currently being provided by The Limited. There can be no assurance that A&F will be able to replace such services on terms at least as favorable as those negotiated with The Limited or that the termination of The Limited's relationship with A&F will not adversely affect A&F.

          Competition With The Limited

               The Limited is one of the largest specialty retailers in the United States. The Limited is not restricted in any manner from competing with A&F and currently markets merchandise similar to that sold by A&F through certain of its other subsidiaries. Although The Limited was permitted to--and did--compete with A&F prior to the consummation of the Transactions, this competition may increase once The Limited no longer holds an equity interest in A&F. There can be no assurance that The Limited will not expand, through development of new lines of products or businesses, acquisition or otherwise, its operations that compete with A&F.

          Dependence on Key Personnel

               A&F believes that it has benefitted substantially from the leadership of Leslie H. Wexner, Chairman, President and Chief Executive Officer of The Limited and Chairman of the Board of A&F, and Michael S. Jeffries, President and Chief Executive Officer of A&F. Mr. Wexner's service with A&F will terminate after the consummation of the Exchange Offer. In addition, the loss of any of the services of Mr. Jeffries could have a material adverse effect on A&F's business and prospects.

          Market Uncertainties With Respect to A&F Common Stock

               The Transactions will increase the number of publicly held shares of A&F Common Stock and the number of A&F stockholders. If significant numbers of holders of Limited Common Stock who receive shares of A&F Common Stock pursuant to the Transactions sell A&F Common Stock shortly after the Transactions, the market price for A&F Common Stock could be adversely affected.

          No Assurance That Growth May Be Sustained

               A&F has grown rapidly over the past several years. A&F's future growth prospects are dependent upon a number of factors, including, among other things, the availability of suitable store locations, the ability to develop new merchandise and the ability to hire and train qualified associates. There is no assurance that A&F will be able to continue to grow profitably or at rates consistent with the recent past.

          Seasonality

               A&F experiences seasonal fluctuations in its net sales and net income, with a disproportional amount of A&F's net sales and a majority of its net income typically realized during the fourth quarter. Net sales and net income are generally weakest during the first quarter. A&F's quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of new store openings and the net sales contributed by new stores, merchandise mix and the timing and level of markdowns. The Limited also experiences similar seasonal fluctuations and is therefore subject to similar risks.

          Company Results of Operations Subject to Variable Influences; Intense Competition

               A&F's business is sensitive to changes in consumer spending patterns, consumer preferences and overall economic conditions. A&F is also subject to fashion trends affecting the desirability of its merchandise. In addition, A&F competes with a broad range of other retailers, including The Limited and its other subsidiaries, some of which have greater financial resources than A&F. A&F's future performance will be subject to such factors, which are beyond its control, and there can be no assurance that such factors would not have a material adverse effect on A&F's results of operations. The Limited's business is also subject to the these influences.

          Reliance on Foreign Sources of Production

               In 1997, approximately 39% of A&F's merchandise was sourced from independent foreign factories located primarily in the Far East. A&F has no long-term merchandise supply contracts and many of its imports are subject to existing or potential duties, tariffs or quotas that may limit the quantity of certain types of goods which may be imported into the United States from countries in that region. A&F competes with other companies, including The Limited and its other subsidiaries, for production facilities and import quota capacity. A&F's business is also subject to a variety of other risks generally associated with doing business abroad, such as political instability, currency and exchange risks and local political issues. A&F's future performance will be subject to such factors, which are beyond its control, and there can be no assurance that such factors would not have a material adverse effect on A&F's results of operations. The Limited faces similar risks with respect to its foreign sources of production.

          Anti-Takeover Provisions

               A&F's Certificate of Incorporation and Bylaws contain a number of provisions that could impede a merger, consolidation, takeover or other business combination involving A&F or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of A&F. Those provisions include (i) a requirement that a vote of the holders of at least 75% of the common stock of A&F held by stockholders other than any person or entity owning 5% or more of the common stock of A&F is required to effect a merger or consolidation with such person or entity, a sale of all or substantially all of the assets of A&F to such person or entity and certain other control transactions (unless such transaction shall have been approved by a majority of Continuing Directors (as defined in A&F's Certificate of Incorporation)); (ii) a classified board; and (iii) a requirement that certain provisions of A&F's Certificate of Incorporation and Bylaws may be amended, and directors may be removed, only with the approval of the holders of at least 75% of the outstanding common stock of A&F. See "Comparison of the Rights of Holders of Limited Common Stock and A&F Common Stock" on page 54.

Risk Factor Regarding the Anticipated Premium

               The amount of the Anticipated Premium to be received by Limited stockholders participating in the Exchange Offer will depend on the prices for shares of Limited Common Stock and A&F Common Stock and the Final Exchange Ratio. While The Limited anticipates that its stockholders will receive A&F Common Stock having a market value greater than the recent market value of the Limited Common Stock being tendered, The Limited cannot predict what the amount of the Anticipated Premium will be or whether in fact there will be a premium at the end of the Exchange Offer or the prices at which shares of A&F Common Stock or Limited Common Stock will trade over time. Accordingly, there can be no assurance as to the amount, if any, of the Anticipated Premium.

Risk Factor Regarding Forward-Looking Information

               This Offering Circular-Prospectus contains certain forward-looking statements and information relating to The Limited and A&F that are based on the beliefs of management of The Limited or A&F as well as assumptions made by and information currently available to management of The Limited or A&F. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to The Limited, A&F or management of The Limited or A&F, are intended to identify forward-looking statements. Such statements reflect the current views of The Limited or A&F with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Offering Circular-Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. Neither The Limited nor A&F intends to update these forward-looking statements. See page 20 for a discussion of certain of the uncertainties related to forward-looking statements.


                               THE TRANSACTIONS

Background and Purpose

               For the past several years, The Limited's Board of Directors and senior management have been engaged in a comprehensive review of The Limited's organizational structure in order to better address the management requirements of a large, multi-division, specialty retail company. In their review, the Board and management sought to address various issues which have arisen as a result of the substantial growth experienced by The Limited. In particular, the Board and management concluded that (i) certain of The Limited's businesses would benefit from separate management and ownership structures, thereby providing greater incentives to divisional management and greater accountability to public investors, and (ii) divesting or closing certain operations would create a more focused and stronger specialty retail enterprise. In addition, the Board and management believe that the price of Limited Common Stock has not reflected the inherent value of The Limited's various businesses because of the differing characteristics of the businesses in which The Limited is engaged and, at the same time, has evaluated numerous alternatives intended to maximize stockholder value.

               To further these objectives, The Limited has taken a number of significant actions during the last three years:

               (i) The 1995 initial public offering of common stock of Intimate Brands, Inc. ("Intimate Brands"), which consisted of The Limited's Victoria's Secret Stores, Victoria's Secret Catalogue, Bath & Body Works, Cacique, Penhaligon's and Gryphon businesses (the "Intimate Brands IPO"). The offering resulted in proceeds of approximately $677 million (net of underwriting fees, commissions and discounts and all other expenses related to the offering). Pursuant to the Intimate Brands IPO, The Limited retained approximately 83% of the economic interests in, and approximately 94% of the total voting power of, Intimate Brands.

               (ii) The 1995 sale of a 60% interest in World Financial Network National Bank ("WFN"), The Limited's credit card bank to an affiliate of Welsh, Carson, Anderson and Stowe VII, L.P. ("WCAS") for approximately $165 million in cash (the "WFN Sale").

               (iii) The securitization (the "Receivables Securitization") of approximately $1.3 billion of credit card accounts receivable owned by WFN. The Receivables Securitization was consummated in January 1996 and resulted in net proceeds of approximately $1.2 billion.

               (iv) A distribution of cash made available as a result of the foregoing transactions in The Limited's March 1996 $1.6 billion issuer tender offer.

               (v) The 1996 initial public offering (the "A&F IPO") of 8,050,000 shares of the Class A Common Stock, par value $.01 per share, of A&F (the "A&F Common Stock"). The A&F IPO resulted in proceeds of approximately $118 million (net of underwriting fees, commissions and discounts and all other expenses related to the offering). Pursuant to the A&F IPO, The Limited retained approximately 84% of the economic interests in, and approximately 94% of the total voting power of, A&F.

               (vi) The 1997 public offering of a significant portion of The Limited's interest in Brylane, Inc., the catalogue operations of The Limited's Lerner and Lane Bryant retail businesses. This offering follows the 1993 sale by The Limited of 60% of its interest in Brylane, Inc. to an affiliate of Freeman, Spogli, L.P. The Limited has announced that it intends to divest its remaining interest in Brylane.

               (vii) The 1997 sales of The Limited's interests in (x) the Newport Office Tower in Jersey City, New Jersey to TrizecHahn Office Properties for approximately $159 million and (y) The Mall at Tuttle Crossing in Columbus, Ohio to a unit of Taubman Centers Inc. for approximately $76.3 million.

               (viii) The 1997 sale if Intimate Brands' Penhaligon's business and the January 1998 closure of Intimate Brands' Cacique business.

               (ix) The February 1998 announcement that The Limited's Henri Bendel business would become a single store concept, with the closure of all Henri Bendel locations other than its New York City store.

               Beginning in the second half of 1997, the Board of Directors, with the assistance of its financial and legal advisors, began an analysis of various alternatives with respect to The Limited's remaining interest in A&F. This analysis resulted from both The Limited's ongoing consideration of strategic alternatives as well as a desire on the part of A&F to adopt compensation practices different from those of The Limited. In January 1998, The Limited's Board approved the separation of A&F from The Limited. This decision was based on several factors. First, the Board of Directors concluded that A&F's continued success required that A&F adopt compensation practices different from those of The Limited and that, absent a separation, A&F's practices would materially interfere with The Limited's management of its other businesses. Second, The Limited determined that its continued ownership of A&F, including The Limited's need to evaluate strategic decisions on an overall basis, might inhibit A&F's ability to maximize its potential. Finally, The Limited determined that the distribution of A&F would further the various objectives outlined above and that the complete separation of A&F from The Limited would be in the best interests of A&F, The Limited and their respective stockholders. The transaction is intended to allow A&F, which has demonstrated that it has an established brand and a proven and profitable growth strategy, to grow as an independent company. At the same time, the separation of A&F allows The Limited to focus its resources on brands where it can add more value

               As part of its analysis of a separation of A&F, the Board, in consultation with its financial and legal advisors, considered two alternative methods of disposing of The Limited's holdings in A&F: a spin-off and the Transactions. The Board determined to pursue the Transactions because, in its view, the Transactions were superior to the other alternative. Among other things, the Board (i) believed that the Transactions address the business goals discussed above, (ii) considered the Transactions to be a tax efficient way to distribute value to The Limited's stockholders, (iii) recognized that the Exchange Offer (as opposed to a spin-off of A&F Common Stock) would give Limited stockholders a choice to adjust their investment between The Limited and A&F based on individual financial considerations on a tax-free basis, (iv) believed that the Transactions would provide the stockholders of The Limited with the opportunity to receive the Anticipated Premium, (v) believed that the Exchange Offer, which is effectively a repurchase of Limited Common Stock using A&F Common Stock as the currency for the repurchase, demonstrates the confidence of the Board of Directors in The Limited and (vi) recognized that the Exchange Offer is expected to have the effect of increasing earnings per share of Limited Common Stock outstanding after consummation of the Exchange Offer.

               Mr. Leslie H. Wexner, Chairman, Chief Executive Officer and President of The Limited, has informed the Board that he will not tender shares of Limited Common Stock in the Exchange Offer. Mr. Wexner has informed the Board that he reached this determination to ensure that A&F is fully independent of The Limited after the consummation of the Transactions. Although Mr. Wexner will not participate in the Exchange Offer, he would receive shares of A&F Common Stock in the Spin-Off, if any.

Effects

               Holders of shares of Limited Common Stock will be affected by the Transactions regardless of whether such holders tender their shares of Limited Common Stock for exchange pursuant to the Exchange Offer. Holders of shares of Limited Common Stock who tender all of their shares for exchange pursuant to the Exchange Offer will, if all such shares are accepted for exchange, no longer have an ownership interest in The Limited and will no longer participate in any change in the value of The Limited. Holders of shares of Limited Common Stock who exchange some, but not all of their Limited Common Stock in the Exchange Offer will have a diminished ownership interest in The Limited and an increased ownership interest in A&F. Holders of shares of Limited Common Stock who do not tender any of their shares for exchange pursuant to the Exchange Offer will receive shares of A&F Common Stock only as a result of the Spin-Off, if any, and will continue to have an ownership interest in The Limited, which ownership interest will have increased on a percentage basis as a result of the Exchange Offer.

No Appraisal Rights

               Because neither an exchange offer nor a spin-off is a merger or consolidation giving rise to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"), no appraisal rights are available to stockholders of The Limited in connection with the Transactions.

Regulatory Approvals

               No filings under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act") are required in connection with the Exchange Offer generally. To the extent that certain stockholders of The Limited decide to participate in the Exchange Offer and thereby acquire a number of shares of A&F Common Stock that exceeds any threshold stated in the regulations under the HSR Act, and if an exemption under those regulations does not apply, such stockholders and The Limited would be required to make filings under the HSR Act, and the waiting period under the HSR Act would have to expire or be terminated before any exchanges of shares with those particular stockholders could be effected.

               The Limited and A&F do not believe that any other material federal or state regulatory approvals will be necessary to consummate the Transactions.

Accounting Treatment

               The shares of Limited Common Stock received by The Limited pursuant to the Exchange Offer will be recorded as a decrease in stockholders' equity, reflecting the decrease in common stock outstanding at the market value of the shares of A&F Common Stock distributed on the Expiration Date. The Exchange Offer will result in a net gain to The Limited, after direct expenses of the disposition, and will be reported as a gain on the disposal of the business. The gain from the Exchange Offer will result from the difference between the market value and the carrying value of the shares of A&F Common Stock distributed.

               Neither the exchange of shares of Limited Common Stock for A&F Common Stock pursuant to the Exchange Offer nor the distribution of shares of A&F Common Stock in the Spin-Off will affect the financial position or results of operations of A&F.

               Any remaining shares of A&F Common Stock that are distributed through the Spin-Off will be accounted for as a dividend through a direct charge to retained earnings. The amount of the dividend will be equal to The Limited's carrying value of the shares of A&F Common Stock distributed.

Forward Looking Statements May Prove Inaccurate

               This document (including documents that are incorporated herein by reference) contains forward-looking statements about The Limited, A&F and the effects of the Transactions which are subject to certain risks and uncertainties. Forward-looking statements are those statements preceded by, followed by, or that otherwise include the words "believes", "expects", "anticipates", "intends", "estimates" or similar expressions, including, without limitation, such statements in "Questions and Answers About the Exchange Offer", "Offering Circular-Prospectus Summary", "--Background and Purpose", "Business of A&F" and "Business of The Limited". A&F and The Limited caution that any forward-looking statements contained in this Offering Circular-Prospectus or made by management of The Limited or A&F involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected, and in the future could affect, The Limited's or A&F's financial performance and actual results and could cause actual results for 1998 and beyond to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, political stability, currency and exchange risks and changes in existing or potential duties, tariffs or quotas, availability of suitable store locations at appropriate terms, ability to develop new merchandise and ability to hire and train associates. Additional factors that may affect The Limited's or A&F's performance or the Transactions are set forth in "Risk Factors."


                            THE EXCHANGE OFFER

Terms of the Exchange Offer

               Upon the terms and subject to the conditions set forth in the Exchange Offer, The Limited is offering hereby to exchange up to 43,000,000 shares of A&F Common Stock for shares of the common stock, par value $.50 per share, of The Limited (the "Limited Common Stock") that are validly tendered by the Expiration Date and not deemed withdrawn, as set forth below under "--Withdrawal Rights" on page 30, at an Exchange Ratio (determined in the manner set forth below) not greater than ____ (the "Maximum Exchange Ratio") nor less than _____ (the "Minimum Exchange Ratio") of a share of A&F Common Stock for each share of Limited Common Stock tendered. The range of exchange ratios between the Minimum Exchange Ratio and the Maximum Exchange Ratio is referred to throughout this Offering Circular-Prospectus as the "Exchange Ratio Range". That portion of a share of A&F Common Stock which a stockholder is willing to accept in exchange for each share of Limited Common Stock tendered is referred to throughout this Offering Circular-Prospectus as the "Exchange Ratio". The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on __________, 1998, unless extended in accordance with applicable law and the terms of the Exchange Offer itself, in which event the term "Expiration Date" shall mean the latest time and date at which the Exchange Offer, as so extended, shall expire. See "--Extension of Tender Period; Termination; Amendment" on page 30. The maximum number of shares of Limited Common Stock which will be accepted for exchange will be that number of shares which, when multiplied by the final exchange ratio (determined in the manner set forth below), equals 43,000,000 shares of A&F Common Stock. If more than such maximum number of shares of Limited Common Stock are tendered, the Exchange Offer will be oversubscribed, and shares of Limited Common Stock tendered at or below the Final Exchange Ratio will be subject to proration. The proration period will also expire on the Expiration Date.

               The Exchange Offer will be conducted as a modified "Dutch auction" in which holders of Limited Common Stock will be able to specify the fraction of a share of A&F Common Stock that such holders are willing to receive in exchange for a share of Limited Common Stock. Whether and to what extent a tendering stockholder of The Limited will have its tendered shares accepted for exchange in the Exchange Offer will depend on how the Exchange Ratio specified by it compares to Exchange Ratios specified by other tendering stockholders of The Limited. In other words, a "Dutch auction" is a competitive bid among stockholders of The Limited. The Exchange Ratio specified by each tendering stockholder of The Limited must be within the Exchange Ratio Range. The Minimum Exchange Ratio and Maximum Exchange Ratio were established by The Limited based on discussions with the Dealer Managers. The Limited will, upon the terms and subject to the conditions of the Exchange Offer, determine the final exchange ratio, taking into account the number of shares of Limited Common Stock tendered and the fraction of a share of A&F Common Stock specified by tendering stockholders. The Limited will select as the final exchange ratio (the "Final Exchange Ratio") the lowest Exchange Ratio from within the Exchange Ratio Range which would permit the maximum number of the shares of A&F Common Stock owned by The Limited to be exchanged in the Exchange Offer. The Final Exchange Ratio will be announced by The Limited promptly after the Expiration Date.

               At the expiration of the Exchange Offer, The Limited will calculate the number of shares of Limited Common Stock validly tendered at Exchange Ratios within the Exchange Ratio Range, beginning with shares tendered at the Minimum Exchange Ratio and ending, if necessary, at the Maximum Exchange Ratio. When the aggregate number of shares of A&F Common Stock to be exchanged for shares of Limited Common Stock tendered in ascending order of Exchange Ratios is equal to or greater than 38,700,000 shares, The Limited will become obligated to accept, on a pro rata basis, the shares of Limited Common Stock of all stockholders who tendered at or below the lowest Exchange Ratio; provided that the highest of such Exchange Ratios is less than the Maximum Exchange Ratio and that the other conditions set forth in "Conditions to Consummation of the Exchange Offer" on page 32 are satisfied. The number of shares of Limited Common Stock that must be tendered to result in at least 38,700,000 shares of A&F Common Stock being exchanged pursuant to the Exchange Offer is referred to herein as the "Trigger Amount".

               All shares of Limited Common Stock properly tendered and not withdrawn or deemed withdrawn at Exchange Ratios at or below the Final Exchange Ratio will be exchanged at the Final Exchange Ratio, on the terms and subject to the conditions of the Exchange Offer, including the proration provisions described herein. If the result of the Exchange Offer is such that more than 43,000,000 shares of A&F Common Stock would be needed to be exchanged for shares of Limited Common Stock which have been validly tendered for exchange at or below the Final Exchange Ratio and are not properly withdrawn prior to the Expiration Date (if all such validly tendered shares were accepted), The Limited will exchange shares of A&F Common Stock for shares of Limited Common Stock on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares of Limited Common Stock). All shares which are tendered but not acquired pursuant to the Exchange Offer, including shares tendered at Exchange Ratios greater than the Final Exchange Ratio and shares not acquired because of proration, will be returned to tendering stockholders promptly following the Expiration Date. Shares accepted for exchange will be retired by The Limited. If the result of the Exchange Offer is such that fewer than 43,000,000 shares of A&F Common Stock are exchanged pursuant to the Exchange Offer, promptly after the consummation of the Exchange Offer, The Limited will distribute its remaining shares of A&F Common Stock to the remaining holders of Limited Common Stock pro rata based on their then respective holdings of Limited Common Stock. See "The Spin-Off" on page 34.

               The Exchange Offer, proration period and withdrawal rights will expire on the Expiration Date, as may be extended.

               If proration of tendered shares of Limited Common Stock is required, The Limited does not expect that it would be able to announce the final proration factor or to commence delivery of any shares of A&F Common Stock exchanged pursuant to the Exchange Offer until approximately seven business days after the Expiration Date. This delay results from the difficulty in determining the number of shares of Limited Common Stock validly tendered for exchange (including shares of Limited Common Stock tendered for exchange pursuant to the guaranteed delivery procedure described in "--Guaranteed Delivery Procedure" on page 28) and not properly withdrawn prior to the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of shares of Limited Common Stock may obtain such preliminary information from the Information Agent and Dealer Managers and may also be able to obtain such information from their brokers.

               No fractional shares of A&F Common Stock will be distributed. The Exchange Agent, acting as agent for stockholders of The Limited otherwise entitled to receive fractional shares, will aggregate all fractional shares and sell them for the accounts of such stockholders. Such proceeds as may be realized by the Exchange Agent upon the sale of such fractional shares will be distributed, net of commissions, to such stockholders on a pro rata basis. Any such cash payments will be made through the Exchange Agent if the related shares of Limited Common Stock are tendered to the Exchange Agent or, if such shares of Limited Common Stock are tendered through the Book-Entry Transfer Facility (as defined herein), through such Book-Entry Transfer Facility. NONE OF THE EXCHANGE AGENT, THE LIMITED, A&F, THE SOLICITING DEALERS OR THE DEALER MANAGER WILL GUARANTEE ANY MINIMUM PROCEEDS FROM THE SALE OF SHARES OF A&F COMMON STOCK AND NO INTEREST WILL BE PAID ON ANY SUCH PROCEEDS.

               If the Trigger Amount is reached, and subject to certain conditions set forth in "--Conditions to Consummation of the Exchange Offer" on page 32, The Limited will become obligated to consummate the Exchange Offer. If any such conditions are not satisfied, The Limited may (a) terminate the Exchange Offer and as promptly as practicable return all tendered shares of Limited Common Stock to tendering stockholders, (b) extend the Exchange Offer and, subject to the withdrawal rights described in "--Withdrawal Rights" on page 30, retain all such shares of Limited Common Stock until the expiration of the Exchange Offer as so extended, (c) waive any such condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, exchange all shares of Limited Common Stock validly tendered for exchange by the Expiration Date and not properly withdrawn or (d) delay acceptance for exchange of any shares of Limited Common Stock until satisfaction or waiver of all such conditions to the Exchange Offer. The Limited's right to delay acceptance for exchange, or exchange, of shares of Limited Common Stock tendered for exchange pursuant to the Exchange Offer is subject to the provisions of applicable law, including, to the extent applicable, Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that The Limited pay the consideration offered or return the shares of Limited Common Stock deposited by or on behalf of stockholders of The Limited promptly after the termination or withdrawal of the Exchange Offer. For a description of The Limited's right to extend the period of time during which the Exchange Offer is open and to amend, delay or terminate the Exchange Offer, see "--Extension of Tender Period; Termination; Amendment" on page 30.

               This Offering Circular-Prospectus and the Letter of Transmittal are being sent to persons who were holders of record of Limited Common Stock at the close of business on________, 1998. As of such date, there were _____ shares of Limited Common Stock outstanding. This Offering Circular-Prospectus and related Letter of Transmittal will also be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the stockholder list of The Limited or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Limited Common Stock.

Exchange of Shares of Limited Common Stock

               Upon the terms and subject to the satisfaction or waiver of the conditions of the Exchange Offer, The Limited will accept for exchange, and shares of A&F Common Stock will be exchanged for, shares of Limited Common Stock that have been validly tendered and not properly withdrawn prior to the Expiration Date. In addition, The Limited reserves the right, in its sole discretion (subject to Rule 13e-4(f)(5) under the Exchange Act), to delay the acceptance for exchange or delay exchange of any shares of Limited Common Stock in order to comply in whole or in part with any applicable law. For a description of The Limited's right to terminate the Exchange Offer and not accept for exchange or exchange any shares of Limited Common Stock or to delay acceptance for exchange or exchange of any shares of Limited Common Stock, see "--Extension of Tender Period; Termination; Amendment" on page 30.

               For purposes of the Exchange Offer, The Limited shall be deemed, subject to the proration provisions of the Exchange Offer, to have accepted for exchange and exchanged shares of Limited Common Stock validly tendered for exchange when, as and if The Limited gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such shares of Limited Common Stock for exchange. Exchange of shares of Limited Common Stock accepted for exchange pursuant to the Exchange Offer will be made on the first business day following announcement by The Limited of the final proration factor (which first business day in no event shall be more than ten business days after the Expiration Date and which first business day shall be hereinafter referred to as the "Exchange Time") by deposit of tendered shares of Limited Common Stock with the Exchange Agent, which will act as agent for the tendering stockholders for the purpose of receiving shares of A&F Common Stock and transmitting such shares to tendering stockholders. The date on which the Exchange Time occurs is referred to as the "Exchange Date". In all cases, tendered shares of Limited Common Stock accepted for exchange pursuant to the Exchange Offer will be exchanged only after timely receipt by the Exchange Agent of (i) certificates for such shares of Limited Common Stock (or of a confirmation of a book-entry transfer of such shares of Limited Common Stock into the Exchange Agent's account at the Book-Entry Transfer Facility), and (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer of shares, together with any other documents required by the Letter of Transmittal. For a description of the procedures for tendering shares of Limited Common Stock pursuant to the Exchange Offer, see "--Procedures for Tendering Shares of Limited Common Stock" on page 26 and "Special Procedures for Participants in the Savings and Retirement Plan, the Stock Purchase Plan and the Dividend Reinvestment Plan" on page 29. Under no circumstances will interest be paid by The Limited pursuant to the Exchange Offer, regardless of any delay in making such exchange.

               If any tendered shares of Limited Common Stock are not exchanged pursuant to the Exchange Offer for any reason, or if certificates are submitted for more shares of Limited Common Stock than are (i) tendered for exchange or (ii) accepted for exchange due to the proration provisions, certificates for such unexchanged or untendered shares of Limited Common Stock will be returned (or, in the case of shares of Limited Common Stock tendered by book-entry transfer, such shares of Limited Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Exchange Offer.

               The Limited will pay all stock transfer taxes, if any, payable on the transfer to it of shares of Limited Common Stock and the transfer to tendering stockholders of shares of A&F Common Stock pursuant to the Exchange Offer. If, however, the exchange of shares is to be made to, or (in the circumstances permitted by the Exchange Offer) if shares of Limited Common Stock that are not tendered or not accepted for exchange are to be registered in the name of or delivered to any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person must be paid by the tendering stockholder unless evidence satisfactory to The Limited of the payment of such taxes or exemption therefrom is submitted.

Determining to Participate in the Exchange Offer

          Whether to Participate in the Exchange Offer

               Whether you should participate in the Exchange Offer depends on many factors. Stockholders of The Limited should consider, among other things, (i) their view of the relative values of a single share of Limited Common Stock and a single share of A&F Common Stock, (ii) the opportunity to receive the Anticipated Premium and (iii) their individual investment strategy with regard to the two stocks. In addition, a stockholder of The Limited should consider all of the factors described under "Risk Factors" on page 14.

               The Limited anticipates that the Final Exchange Ratio will provide stockholders with the opportunity to receive A&F Common Stock having a market value greater than the recent market value of Limited Common Stock being tendered. Based on the closing trading prices for Limited Common Stock and A&F Common Stock on ___________, 1998, any of the Exchange Ratios in the Exchange Ratio Range would result in a Limited stockholder receiving A&F
Common Stock with a market value greater than Limited Common Stock tendered for exchange. This greater market value is referred to in this Offering Circular-Prospectus as the "Anticipated Premium". Based on such closing trading prices, the Anticipated Premium would be approximately ____%, assuming the Minimum Exchange Ratio, and ___%, assuming the Maximum Exchange Ratio.
The Limited cannot, however, predict what the amount of the Anticipated
Premium will be or whether in fact there will be a premium at the end of the Exchange Offer or the prices at which shares of A&F Common Stock or Limited Common Stock will trade over time.

               Stockholders can calculate the Anticipated Premium using the following formula:

 The Anticipated  Exchange Ratio x Price of one share of A&F Common Stock
    Premium     = ------------------------------------------------------- - 1
                        Price of one share of Limited Common Stock

               For example: Assume that the price of one share of Limited Common Stock is $____ and the price for one share of A&F Common Stock is $____ (the closing trading prices of Limited Common Stock and A&F Common Stock on __________, 1998). At an exchange ratio of____ of a share of A&F Common Stock for each share of Limited Common Stock, the midpoint of the range of exchange ratios, the Anticipated Premium would be approximately ____%. At the Minimum Exchange Ratio (_____ of an A&F share for each Limited share tendered), the Anticipated Premium would be approximately___%. At the Maximum Exchange Ratio (___ of an A&F share for each Limited share tendered), the Anticipated Premium would be approximately ___%.

               The Anticipated Premium depends on the prevailing stock prices for Limited Common Stock and A&F Common Stock. The tables below show the Anticipated Premium at exchange ratios of ___ (the midpoint of the range of exchange ratios), ___ (the Minimum Exchange Ratio) and _____ (the Maximum Exchange Ratio).

                Anticipated Premium at Exchange Ratio of ___
                  the midpoint of the Exchange Ratio Range)
--------------------------------------------------------------------------
                                       Limited Common Stock Price
                              -------------------------------------------

                              $___         $___         $___         $___
                              -------------------------------------------
A&F              $___         ___%         ___%         ___%         ___%
Common           $___         ___%         ___%         ___%         ___%
Stock            $___         ___%         ___%         ___%         ___%
Price            $___         ___%         ___%         ___%         ___%

          Anticipated Premium at the Minimum Exchange Ratio of ___
-------------------------------------------------------------------------
                                       Limited Common Stock Price
                              -------------------------------------------

                              $___         $___         $___         $___
                              -------------------------------------------
A&F              $___         ___%         ___%         ___%         ___%
Common           $___         ___%         ___%         ___%         ___%
Stock            $___         ___%         ___%         ___%         ___%
Price            $___         ___%         ___%         ___%         ___%

          Anticipated Premium at the Maximum Exchange Ratio of ___
-------------------------------------------------------------------------
                                       Limited Common Stock Price
                              -------------------------------------------
                              $___         $___         $___         $___
                              -------------------------------------------
A&F              $___         ___%         ___%         ___%         ___%
Common           $___         ___%         ___%         ___%         ___%
Stock            $___         ___%         ___%         ___%         ___%
Price            $___         ___%         ___%         ___%         ___%

               NONE OF THE LIMITED, A&F, THE DEALER MANAGERS, THE SOLICITING DEALERS, THE BOARD OF DIRECTORS OF THE LIMITED OR THE BOARD OF DIRECTORS OF A&F MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER OF THE LIMITED AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF LIMITED COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. EACH STOCKHOLDER OF THE LIMITED MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES OF LIMITED COMMON STOCK PURSUANT TO THE EXCHANGE OFFER AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT EXCHANGE RATIO TO TENDER SUCH SHARES AFTER READING THIS OFFERING CIRCULAR-PROSPECTUS AND CONSULTING WITH HIS OR HER ADVISORS BASED ON HIS OR HER OWN FINANCIAL POSITION AND REQUIREMENTS.

          Selecting an Exchange Ratio

               In the event a stockholder of The Limited determines to participate in the Exchange Offer, in deciding at which Exchange Ratio to tender, such stockholder should consider not only his or her view of the value of a single share of Limited Common Stock and a single share of A&F Common Stock but also the level of certainty that he or she desires that his or her tender will be accepted in the Exchange Offer. STOCKHOLDERS WISHING TO MAXIMIZE THE CHANCE THAT THEIR SHARES WILL BE ACCEPTED FOR EXCHANGE IN THE EXCHANGE OFFER MAY CHECK THE BOX MARKED "SHARES TENDERED AT EXCHANGE RATIO DETERMINED BY DUTCH AUCTION" ON THE LETTER OF TRANSMITTAL INDICATING THAT SUCH STOCKHOLDER WILL ACCEPT WHATEVER THE FINAL EXCHANGE RATIO IS DETERMINED TO BE BY THE MODIFIED DUTCH AUCTION.

               In selecting an Exchange Ratio at which to tender a share of Limited Common Stock, a stockholder of The Limited should also remember that the market value of a share of A&F Common Stock may be different from its view of the value of such a share. If the market value of a share of A&F Common Stock is lower than the value assumed by a stockholder of The Limited in selecting the Exchange Ratio at which to tender (and assuming all other things remain the same), each share of A&F Common Stock received will have less value than such stockholder of The Limited thought it would have at the Exchange Ratio selected. For example, if a Limited stockholder selected an Exchange Ratio of ___ based on a market price of a $___ per share value of the A&F Common Stock and the market price becomes $___, such stockholder would have only received A&F Common Stock having a market price of $___ rather than $___ for each share of Limited Common Stock which was accepted for exchange.

Procedures for Tendering Shares of Limited Common Stock

               To tender shares of Limited Common Stock pursuant to the Exchange Offer, either (i) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer of shares, and any other documents required by the Letter of Transmittal must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular-Prospectus prior to the Expiration Date, and either (a) certificates for the shares of Limited Common Stock to be tendered must be transmitted to and received by the Exchange Agent at one of such addresses prior to such time or (b) such shares of Limited Common Stock must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Exchange Agent), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with. Participants in the Savings and Retirement Plan, the Stock Purchase Plan and the Dividend Reinvestment Plan (the "DRP") of The Limited may also participate in this Exchange Offer and should follow the procedures set forth in the "Special Procedures for Participants in The Limited's Savings and Retirement Plan, the Stock Purchase Plan and the Dividend Reinvestment Plan" on page 29 to tender their Limited Common Stock. Stockholders who are participants in employee benefit plans not affiliated with The Limited but who hold shares of Limited Common Stock and would like to participate in the Exchange Offer may follow the general instructions described in this section, subject to the requirements of such other employee benefit plans.

               As specified in Instruction ___ of the Letter of Transmittal, each stockholder desiring to tender shares of Limited Common Stock pursuant to the Exchange Offer must either (a) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Exchange Ratio Determined by
Dutch Auction" or (b) check one of the boxes in the section of the Letter of Transmittal captioned "Shares Tendered at Exchange Ratio Determined by Stockholder". A STOCKHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT HIS OR HER SHARES WILL BE EXCHANGED SHOULD CHECK THE BOX ON THE LETTER OF TRANSMITTAL MARKED, "SHARES TENDERED AT EXCHANGE RATIO DETERMINED BY DUTCH AUCTION". NOTE THAT THIS ELECTION COULD RESULT IN SUCH STOCKHOLDER'S SHARES BEING EXCHANGED AT THE MINIMUM EXCHANGE RATIO OF___ OF A SHARE OF A&F COMMON STOCK PER SHARE OF LIMITED COMMON STOCK. A STOCKHOLDER WHO WISHES TO INDICATE A SPECIFIC EXCHANGE RATIO AT WHICH SUCH STOCKHOLDER'S SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" ON THE LETTER OF TRANSMITTAL IN THE TABLE LABELED "SHARES OF A&F COMMON STOCK AT WHICH SHARES OF LIMITED COMMON STOCK ARE BEING TENDERED FOR EXCHANGE".

               A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT EXCHANGE RATIO DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT EXCHANGE RATIO DETERMINED BY STOCKHOLDER" IS CHECKED.

               STOCKHOLDERS DESIRING TO TENDER SHARES AT MORE THAN ONE EXCHANGE RATIO MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH EXCHANGE RATIO AT WHICH SUCH STOCKHOLDER IS TENDERING SHARES, EXCEPT THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE EXCHANGE OFFER) AT MORE THAN ONE EXCHANGE RATIO. IN ORDER TO TENDER SHARES PROPERLY, ONE AND ONLY ONE EXCHANGE RATIO MUST BE INDICATED IN BOX ___ OF EACH LETTER OF TRANSMITTAL.

               LETTERS OF TRANSMITTAL AND CERTIFICATES FOR SHARES OF LIMITED COMMON STOCK SHOULD NOT BE SENT TO THE LIMITED, A&F, THE DEALER MANAGERS, ANY SOLICITING DEALER OR THE INFORMATION AGENT. DELIVERY OF ANY OF THE AFOREMENTIONED REQUIRED DOCUMENTS TO ANY ADDRESS OTHER THAN AS SET FORTH HEREIN WILL NOT CONSTITUTE VALID DELIVERY THEREOF.

               It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person to tender shares of Limited Common Stock for such person's own account unless the person so tendering (i) owns such shares of Limited Common Stock or (ii) owns other securities convertible into or exchangeable for such shares of Limited Common Stock or owns an option, warrant or right to purchase such shares of Limited Common Stock and intends to acquire shares of Limited Common Stock for tender by conversion or exchange of such securities or by exercise of such option, warrant or right. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

               A tender of shares of Limited Common Stock made pursuant to any method of delivery set forth herein and the acceptance by The Limited for exchange of such shares pursuant to the procedures described herein and in the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and The Limited upon the terms and subject to the conditions of the Exchange Offer, including the tendering stockholder's representation that (i) such stockholder owns the shares of Limited Common Stock being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such shares of Limited Common Stock complies with Rule 14e-4.

               The Exchange Agent will establish an account with respect to shares of Limited Common Stock at The Depository Trust Company (the
"Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of this Offering Circular-Prospectus, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares of Limited Common Stock by causing such Book-Entry Transfer Facility to transfer such shares of Limited Common Stock into the Exchange Agent's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of shares of Limited Common Stock may be effected through book-entry transfer to the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents, or an Agent's Message must, in any case, be transmitted to and received or confirmed by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular-Prospectus on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. "Agent's Message" means a message transmitted through electronic means by the Book-Entry
Transfer Facility to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the Letter of Transmittal. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT AS REQUIRED HEREBY.

               Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution unless the shares of Limited Common Stock tendered pursuant to the Letter of Transmittal are tendered (i) by the registered holder of the shares of Limited Common Stock tendered therewith and such holder has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. An "Eligible Institution" means a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. A verification by a notary public alone is not acceptable. If a certificate representing shares of Limited Common Stock is registered in the name of a person other than the signer of a Letter of Transmittal, or if delivery of shares of A&F Common Stock is to be made or shares of Limited Common Stock not tendered or not accepted for exchange are to be returned to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, and the signature on such certificate or stock power must appear exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

               If the Letter of Transmittal or Notice of Guaranteed Delivery or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by The Limited, proper evidence satisfactory to The Limited of their authority so to act must be submitted.

               If any certificate representing shares of Limited Common Stock has been mutilated, destroyed, lost or stolen, the stockholder must (i) furnish to the Exchange Agent evidence, satisfactory to it in its discretion, of the ownership of and the destruction, loss or theft of such certificate,
(ii) furnish to the Exchange Agent indemnity, satisfactory to it in its discretion and (iii) comply with such other reasonable regulations as the Exchange Agent may prescribe.

Guaranteed Delivery Procedure

               If a stockholder desires to tender shares of Limited Common Stock pursuant to the Exchange Offer and cannot deliver such shares of Limited Common Stock and all other required documents to the Exchange Agent, or cannot complete the procedure for delivery by book-entry transfer, prior to the Expiration Date, such shares of Limited Common Stock may nevertheless be tendered if all of the following conditions are met:

               (i) such tender is made by or through an Eligible Institution;

               (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by The Limited setting forth the name and address of the holder and the number of shares of Limited Common Stock tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the date of the Notice of Guaranteed Delivery, the certificate(s) representing the shares of Limited Common Stock accompanied by all other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, is received by the Exchange Agent (as provided below) prior to the Expiration Date; and

               (iii) the certificate(s) for such shares of Limited Common Stock (or a confirmation of a book-entry transfer of such shares of Limited Common Stock into the Exchange Agent's account at the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three business days after the date of the Notice of Guaranteed Delivery.

               The Notice of Guaranteed Delivery may be delivered by hand, telegram, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

               THE METHOD OF DELIVERY OF SHARES OF LIMITED COMMON STOCK AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF CERTIFICATES REPRESENTING SHARES OF LIMITED COMMON STOCK ARE SENT BY MAIL, IT IS RECOMMENDED THAT TENDERING STOCKHOLDERS USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND ALLOW SUFFICIENT TIME TO ENSURE TIMELY RECEIPT.

               All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Limited Common Stock will be determined by The Limited in its sole discretion, which determination will be final and binding on all tendering stockholders. The Limited reserves the absolute right to reject any or all tenders of shares of Limited Common Stock determined by it not to be in proper form or the acceptance for exchange of shares of Limited Common Stock which may, in the opinion of the counsel of The Limited, be unlawful. The Limited also reserves the absolute right to waive any defect or irregularity in any tender of shares of Limited Common Stock. None of The Limited, the Exchange Agent, the Dealer Managers, the Soliciting Dealers, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give any such notification.

Special Procedures for Participants in the Savings and Retirement Plan, the Stock Purchase Plan and the Dividend Reinvestment Plan

               Participants in the Savings and Retirement Plan who wish to participate in the Exchange Offer may instruct the trustee of such plan to tender shares of Limited Common Stock attributable to their plan accounts by completing, executing and returning to such trustee the election form included in the Letter to Participants in the Savings and Retirement Plan sent to such participants. Participants in the Stock Purchase Plan who wish to participate in the Exchange Offer may instruct the agent for such plan (Merrill, Lynch, Pierce, Fenner & Smith) to tender shares of Limited Common Stock attributable to their plan accounts by notifying such agent of the election as provided in the Notice to Participants in the Stock Purchase Plan sent to such participants. Holders of vested but unexercised options to purchase Limited Common Stock may exercise such options for cash in accordance with the terms of the Stock Option Plans and tender the shares of Limited Common Stock received upon such exercise pursuant to the general instructions for tendering shares discussed in "Procedures for Tendering Shares of Limited Common Stock" on page 26. PARTICIPANTS IN THE STOCK PURCHASE PLAN OR THE SAVINGS AND RETIREMENT PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF SHARES OF LIMITED COMMON STOCK, BUT MUST USE THE SEPARATE ELECTION FORM SENT TO THEM. STOCK PURCHASE PLAN AND SAVINGS AND RETIREMENT PLAN PARTICIPANTS ARE URGED TO READ THE SEPARATE ELECTION FORM AND RELATED MATERIALS CAREFULLY. SEE INSTRUCTION _______ OF THE LETTER OF TRANSMITTAL.

               Stockholders who are participants in the DRP who wish to tender some or all of the shares of The Limited attributable to their plan accounts may do so by so indicating on the Letter of Transmittal and by following the procedures outlined above under "Procedures for Tendering Shares of Limited Common Stock" on page 26.

               Stockholders who are participants in employee benefit plans not affiliated with The Limited which hold shares of The Limited may tender some or all of such shares pursuant to the instructions described above under "Procedures for Tendering Shares of Limited Common Stock" on page 26, subject to the requirements of such other plans. To the extent required under any such plan, participants will receive separate instructions to be followed in connection with any tender.

Withdrawal Rights

               Tenders of shares of Limited Common Stock may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for exchange as provided in this Offering Circular-

Prospectus, may also be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer. If The Limited (i) extends the period of time during which the Exchange Offer is open, (ii) is delayed in its acceptance of shares of Limited Common Stock for exchange or (iii) is unable to accept shares of Limited Common Stock for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to The Limited's rights under the Exchange Offer, the Exchange Agent may, on behalf of The Limited, retain all shares of Limited Common Stock tendered, and such shares of Limited Common Stock may not be withdrawn except as otherwise provided herein, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the person making an issuer exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the Exchange Offer.

               To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular-Prospectus and must specify the name of the person who tendered the shares of Limited Common Stock to be withdrawn and the number of shares of Limited Common Stock to be withdrawn precisely as they appear in the Letter of Transmittal. If the shares of Limited Common Stock to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution must be submitted prior to the release of such shares of Limited Common Stock (except that such signature guarantee requirement is not applicable in the case of shares of Limited Common Stock tendered by an Eligible Institution). In addition, such notice must specify, in the case of shares of Limited Common Stock tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares of Limited Common Stock to be withdrawn or, in the case of shares of Limited Common Stock tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility. Withdrawals may not be rescinded, and shares of Limited Common Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Limited Common Stock may be retendered by again following one of the procedures described in "--Procedures for Tendering Shares of Limited Common Stock" on page 26 or "Special Procedures for Tendering Shares of Limited Common Stock for Participants in the Savings and Retirement Plan, the Stock Purchase Plan and the Dividend Reinvestment Plan" on page 29, at any time prior to the Expiration Date.

               All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by The Limited, in its sole discretion, which determination shall be final and binding. None of The Limited, the Exchange Agent, the Dealer Managers, the Soliciting Dealers, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

               Except as otherwise provided above, any tender of shares of Limited Common Stock made pursuant to the Exchange Offer is irrevocable.

Extension of Tender Period; Termination; Amendment

               The Limited expressly reserves the right, at any time or from time to time, in its sole discretion and regardless of whether any of the conditions specified in "--Conditions to Consummation of the Exchange Offer" beginning on page 32, shall have been satisfied, (i) to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and by making a public announcement of such extension or (ii) to amend the Exchange Offer in any respect by making a public announcement of such amendment.

               If The Limited materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, The Limited will extend the Exchange Offer to the extent required by the Exchange Act. Certain rules promulgated under the Exchange Act provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in the dealer's soliciting fee or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The SEC has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such material change is first published, sent or given, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response. Subject to the foregoing paragraph, if (i) The Limited increases or decreases (a) the number of shares of A&F Common
Stock offered in exchange for shares of Limited Common Stock pursuant to the Exchange Offer, (b) the number of shares of Limited Common Stock eligible for exchange or (c) the Trigger Amount, and (ii) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

               The Limited also reserves the right, in its sole discretion, in the event any of the conditions specified in "--Conditions to Consummation of the Exchange Offer" on page 32, below shall not have been satisfied and so long as shares of Limited Common Stock have not theretofore been accepted for exchange, to delay (except as otherwise required by applicable law) acceptance for exchange, or exchange, of any shares of Limited Common Stock or to terminate the Exchange Offer and not accept for exchange of or exchange for any shares of Limited Common Stock.

               If The Limited (i) extends the period of time during which the Exchange Offer is open, (ii) is delayed in accepting for exchange, or exchange, of any shares of Limited Common Stock or (iii) is unable to accept for exchange, or exchange, of any shares of Limited Common Stock pursuant to the Exchange Offer for any reason, then, without prejudice to rights of The Limited under the Exchange Offer, the Exchange Agent may, on behalf of The Limited, retain all shares of Limited Common Stock tendered and such shares of Limited Common Stock may not be withdrawn except as otherwise provided in "Withdrawal Rights" on page 30. The reservation by The Limited of the right to delay acceptance for exchange, or exchange, of any shares of Limited Common Stock is subject to applicable law, which requires that The Limited pay the consideration offered or return the shares of Limited Common Stock deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Exchange Offer.

               Any extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which The Limited may choose to make any public announcement, The Limited will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Exchange Offer, SEC regulations require a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Conditions to Consummation of the Exchange Offer

               Notwithstanding any other provisions of the Exchange Offer and without prejudice to The Limited's other rights under the Exchange Offer, The Limited shall not be required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to The Limited's obligation to exchange or return tendered shares of Limited Common Stock promptly after termination or withdrawal of the Exchange Offer, exchange, any shares of Limited Common Stock, and may terminate the Exchange Offer as provided in "--Extension of Tender Period; Termination; Amendment" on page 30, if prior to the acceptance for exchange of any shares of Limited Common Stock, any of the following conditions exist:

               (i) the Trigger Amount shall not have been reached;

               (ii) (a) any action, proceeding or litigation seeking to enjoin, make illegal or materially delay consummation of the Exchange Offer or otherwise relating in any manner to the Exchange Offer shall have been instituted before any court or other regulatory or administrative authority; or (b) any order, stay, judgment or decree shall have been issued by any court, government, governmental authority or other regulatory or administrative authority and be in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Exchange Offer, any of which would or might restrain, prohibit or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to The Limited or A&F;

               (iii) there shall have occurred (and the adverse effect of such occurrence shall, in the reasonable judgment of The Limited, be continuing) (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor's 500 Index from __________, 1998,
(c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) any limitation (whether or not mandatory) by any governmental entity, on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (e) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely (or to delay materially) the consummation of the Exchange Offer or (f) in the case of any of the foregoing existing at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof;

               (iv) The Limited fails to receive a private letter ruling from the Internal Revenue Service in form and substance reasonably satisfactory to The Limited to the effect that, for federal income tax purposes, the Transactions will generally be tax-free to The Limited and its stockholders (See "Certain Federal Income Tax Consequences" on page 59 for further detail);

               (v) any tender or exchange offer with respect to some or all of the outstanding Limited Common Stock (other than the Exchange Offer), or a merger, acquisition or other business combination proposal for The Limited, shall have been proposed, announced or made by any person or entity;

               (vi) there shall have occurred any event or events that have resulted, or may, in the sole judgment of The Limited, result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of The Limited and its subsidiaries, taken as a whole, or of A&F and its subsidiaries, taken as a whole; or

               (vii) (A) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of Limited Common Stock (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC prior to February ___,
1998), (B) any such person, entity or group which had publicly disclosed such ownership prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional shares of Limited Common Stock constituting more than 2% of the outstanding shares of Limited Common Stock (options for and other rights to acquire Limited Common Stock which are so acquired, or proposed to be acquired, being deemed for this purpose to be immediately exercisable) or (C) any new group shall have been formed which beneficially owns more than 5% of the outstanding shares of Limited Common Stock;

which in the reasonable judgment of The Limited in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of shares.

               The foregoing conditions are for the sole benefit of The Limited and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances giving rise to such conditions or may be waived by The Limited in whole or in part at any time and from time to time in its sole discretion. Any determination by The Limited concerning the conditions described above will be final and binding upon all parties.

               The failure by The Limited at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

               In addition, The Limited will not accept any shares of Limited Common Stock tendered, and no shares of A&F Common Stock will be exchanged for any shares of Limited Common Stock, at any time at which there shall be a stop order issued by the SEC which shall remain in effect with respect to the Registration Statement.

Fees and Expenses

               Goldman, Sachs & Co. ("Goldman Sachs") is acting as the Dealer Manager in connection with the Exchange Offer. Goldman Sachs and NationsBanc Montgomery Securities ("NMSI") are acting as co-financial advisors to The Limited for these transactions. As Dealer Manager, Goldman Sachs will receive a fee of $_____ for its services. Goldman Sachs and NMSI will receive additional advisory fees in addition to being reimbursed by The Limited for their out of pocket expenses, including attorneys' fees, in connection with the Exchange Offer. Goldman Sachs has from time to time provided investment banking services to The Limited, including acting as co-lead manager of the Intimate Brands IPO and the lead manager of the A&F IPO, for which Goldman Sachs has received customary compensation. NMSI acted as co-manager of the A&F IPO for which NMSI has received customary compensation. The Limited has agreed to indemnify Goldman Sachs and NMSI against certain liabilities, including civil liabilities under the federal securities laws, and to contribute to payments which Goldman Sachs and NMSI may be required to make in respect thereof.

               The Limited will pay to a Soliciting Dealer a solicitation fee of $1.00 per share, up to a maximum of 1,000 shares, for each share of Limited Common Stock tendered and accepted for exchange pursuant to the Exchange Offer if such Soliciting Dealer has affirmatively solicited and obtained such tender, except that no solicitation fee shall be payable (i) in connection with a tender of Limited Common Stock by a stockholder (A) tendering more than 10,000 shares of Limited Common Stock or (B) tendering from a country outside of the United States; or (ii) to the Dealer Managers. "Soliciting Dealer" includes (i) any broker or dealer in securities which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. or (ii) any bank or trust company. In order for a Soliciting Dealer to receive a solicitation fee with respect to the tender of shares of Limited Common Stock, the Exchange Agent must have received a Letter of Transmittal with Section ___ thereof entitled "Notice of Solicited Tenders" properly completed and duly executed.

               No solicitation fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a tendering holder (other than itself). Soliciting Dealers are not entitled to a solicitation fee with respect to shares of Limited Common Stock beneficially owned by such Soliciting Dealer or with respect to any shares that are registered in the name of a Soliciting Dealer unless the shares are held by such Soliciting Dealer as nominee and are tendered for the benefit of beneficial holders identified in the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of The Limited, A&F, the Exchange Agent, the Dealer Managers or the Information Agent for purposes of the Exchange Offer.

               The Limited has retained D.F. King & Co., Inc. (the "Information Agent") to act as the Information Agent and First Chicago Trust Company of New York (the "Exchange Agent") to act as the Exchange Agent in connection with the Exchange Offer. The Information Agent may contact holders of shares of Limited Common Stock by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with their services, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Exchange Agent has been retained to make solicitations or recommendations in their respective roles as Information Agent and Exchange Agent, and the fees to be paid to them will not be based on the number of shares of Limited Common Stock tendered pursuant to the Exchange Offer; however, the Exchange Agent will be compensated in part on the basis of the number of Letters of Transmittal received and the number of stock certificates distributed pursuant to the Exchange Offer.

               The Limited will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers, the Soliciting Dealers, the Information Agent and the Exchange Agent) for soliciting tenders of shares of Limited Common Stock pursuant to the Exchange Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by The Limited for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.


                                 THE SPIN-OFF

               If the result of the Exchange Offer is such that fewer than 43,000,000 shares of A&F Common Stock are exchanged pursuant to the Exchange Offer, and the Exchange Offer is consummated, The Limited will distribute all remaining shares of A&F Common Stock owned by it pro rata to remaining holders of record of shares of Limited Common Stock at the close of business on a record date promptly after consummation of the Exchange Offer (the "Spin-Off"). Such record date and the date of such distribution (which will be as soon as practicable after such record date) will be publicly announced by The Limited when they have been determined. If the Trigger Amount is not reached, The Limited may, in its sole discretion, (i) decide not to consummate the Exchange Offer, (ii) waive the Trigger Amount and consummate the Transactions, (iii) spin-off all shares of A&F Common Stock owned by it or
(iv) review and implement other alternatives. See "The Exchange Offer--Conditions to Consummation of the Exchange Offer" on page 32. If 43,000,000 shares of A&F Common Stock are exchanged pursuant to the Exchange Offer, the Spin-Off will not be effected.

               No fractional shares of A&F Common Stock will be distributed pursuant to the Spin-Off. The Exchange Agent, acting as agent for stockholders of The Limited otherwise entitled to receive fractional shares, will aggregate all fractional shares and sell them for the accounts of such stockholders. Such proceeds as may be realized by the Exchange Agent upon the sale of such fractional shares will be distributed, net of commissions, to such stockholders on a pro rata basis. Any such cash payments will be paid by the Exchange Agent. NONE OF THE EXCHANGE AGENT, THE LIMITED, A&F, THE SOLICITING DEALERS OR THE DEALER MANAGERS WILL GUARANTEE ANY MINIMUM PROCEEDS FROM THE SALE OF SHARES OF A&F COMMON STOCK AND NO INTEREST WILL BE PAID ON ANY SUCH PROCEEDS.

                MARKET PRICES, TRADING AND DIVIDEND INFORMATION

Limited Common Stock

          Price Range and Dividends

               The following table sets forth, for the calendar periods indicated, the per share range of high and low sales prices for Limited Common Stock, as reported on the New York Stock Exchange (the "NYSE") Composite Tape. Limited Common Stock is listed and traded on the NYSE under the symbol "LTD".

                                           Market Price              Cash
                                    -----------------------         Dividend
                                      High           Low            Per Share
                                    -------         -------         ---------
Fiscal Year 1995
1st Quarter...................      $23 1/4         $16 5/8            $.10
2nd Quarter...................       22 7/8          20                 .10
3rd Quarter...................       21 1/2          17 7/8             .10
4th Quarter...................       19 1/2          15 1/4             .10

Fiscal Year 1996
1st Quarter...................      $20 3/4         $16 5/8            $.10
2nd Quarter...................       22              18 1/4             .10
3rd Quarter...................       20 1/4          17 3/4             .10
4th Quarter...................       20 1/8          16 5/8             .10

Fiscal Year 1997
1st Quarter...................      $20 1/8         $17                $.12
2nd Quarter...................       22 5/16         18 5/8             .12
3rd Quarter...................       25 1/2          21 3/8             .12
4th Quarter...................       27 1/4          23 9/16            .12

Fiscal Year 1998
1st Quarter (through ________,
  1998)............


               The number of holders of record of Limited Common Stock as of __________, 1998 was _______.

               On February 17, 1998 (the last trading day prior to announcement of the Exchange Offer), the closing sales price per share of Limited Common Stock as reported on the NYSE Composite Tape was $_____. On ____________, 1998, the last reported sale price per share of Limited Common Stock as reported on the NYSE Composite Tape was ______. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF LIMITED COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE OF LIMITED COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE EXCHANGE OFFER IS CONSUMMATED.

A&F Common Stock

          Price Range and Dividends

               The following table sets forth, for the calendar periods indicated, the per share range of high and low sales prices for A&F Common Stock, as reported on the NYSE Composite Tape. A&F Common Stock is listed and traded on the NYSE under the symbol "ANF".

                                          Market Price
                                    -----------------------
                                     High             Low
                                    -------         -------
Fiscal Year 1996
3rd Quarter.....................    $26 1/4         $21 3/4
4th Quarter.....................     23 3/4          12 5/8

Fiscal Year 1997
1st Quarter.....................    $17 5/8         $12 7/8
2nd Quarter.....................     20 1/2          15 3/4
3rd Quarter.....................     27 1/4          19 1/4
4th Quarter.....................    $34 11/16       $25 11/16

Fiscal Year 1998
1st Quarter (through __________,
  1998).........................

               On February 17, 1998 (the last trading day prior to announcement of the Exchange Offer), the closing sales price per share of A&F Common Stock as reported on the NYSE Composite Tape was $____. On __________, 1998, the last reported sale price per share of A&F Common Stock as reported on the NYSE Composite Tape was ________. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF A&F COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE OF A&F COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE EXCHANGE OFFER IS CONSUMMATED.

          Dividend Policies

               The Limited currently pays a dividend of $0.13 per share of Limited Common Stock on a quarterly basis. Limited stockholders who were holders of record on March 6, 1998 will receive the regular quarterly dividend of $0.13 per share payable March 17, 1998. Thereafter, stockholders whose shares of Limited Common Stock are purchased pursuant to this Exchange Offer will not be entitled to any dividend on such shares. Limited stockholders will continue to receive the regular quarterly dividend with respect to shares of Limited Common Stock which are not purchased pursuant to the Exchange Offer. A&F does not currently pay a dividend on shares of A&F Common Stock.

               The payment of dividends by The Limited and A&F in the future will depend upon business conditions, their respective financial conditions and earnings and other factors. There can be no assurance as to the payment of dividends in the future, and the actual amount of dividends paid, if any, may be more or less than the amount discussed above.


                                CAPITALIZATION

               The following table sets forth the pro forma
(post-Transactions) capitalization of The Limited as of November 1, 1997 based on (i) the tender of approximately _______________ shares of Limited Common Stock in exchange for approximately 43,000,000 shares of A&F Common Stock (which were previously owned by The Limited) and (ii) an Exchange Ratio of ___ of a share of A&F Common Stock for each share of Limited Common Stock. The Transactions are accounted for as a $______________ tax free gain by The Limited with a corresponding $________________ increase in treasury shares owned by The Limited.

                                                                                             November 1, 1997
                                                                                    ----------------------------------
                                                                                                        Pro forma after
                                                                                    Historical(1)        Transactions
                                                                                    --------------      ---------------
Short-term borrowings:
 Commercial Paper..............................................................        $   101,269            $  101,269
                                                                                       -----------            ----------
                                                                                           101,269               101,269
Long-Term Debt                                                                             650,000               650,000
Shareholders' equity(1):
 Preferred Stock, 10,000,000 shares authorized, no shares issued and
   outstanding.................................................................                 --                    --
 Common Stock, par value $.50 per share, 500,000,000 shares authorized,
   271,100,000 million prior to the transaction and ___________ post
   transaction net of treasury shares..........................................            180,352               180,352
 Paid-in Capital...............................................................            148,790               148,790
 Retained Earnings(2)..........................................................          3,560,602                     *
                                                                                       -----------            ----------
                                                                                         3,889,744
 Less Treasury Stock, at Average Cost(3).......................................         (1,904,831)                    *
                                                                                       -----------            ----------
Total Shareholders' Equity.....................................................         $1,984,913                     *
                                                                                        ==========            ==========

---------------
(1) Represents amounts derived from the Consolidated Financial Statements of The Limited included elsewhere in this Offering Circular-Prospectus.

(2) Represents the before and after Transactions balances in retained earnings which on a post Transactions basis reflects an increase of $___________ billion as a result of a gain on the Transactions offset by the elimination of A&F earnings, net of minority interest, for the 1997 fiscal year-to-date period.

(3) Represents the basis in treasury shares acquired as a result of ____________ shares of Limited Common Stock tendered in exchange for the value of A&F Common Stock previously owned by The Limited.

* Indicates calculations to be completed upon the determination of the Exchange Ratio range.


    THE LIMITED, INC. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

               The following unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations of future periods or the results that actually would have been realized had the Transactions occurred at the specified time. The unaudited pro forma financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of The Limited, including the notes thereto, incorporated herein by reference. See "Where You Can Find More Information" on page 61.


                               The Limited, Inc.  Pro Forma Consolidated
                          Statement of Income (Unaudited) (in thousands) Year Ended February 1, 1997


                                                           Historical     Adjustments(1)    Pro forma
                                                           -----------    --------------   -----------
Net Sales...............................................   $ 8,644,791      $ 335,372      $ 8,309,419
 Cost of Goods Sold, Occupancy & Buying Costs...........    (6,148,212)      (211,606)      (5,936,606)
                                                           -----------      ---------      -----------
Gross Income............................................     2,496,579        123,766        2,372,813
 General, Administrative & Store Operating Expenses.....    (1,848,512)       (77,773)      (1,770,739)
 Special & Nonrecurring Items, Net......................       (12,000)             0          (12,000)
                                                           -----------      ---------      -----------
Operating Income........................................       636,067         45,993          590,074
 Interest Expense.......................................       (75,363)        (4,919)         (70,444)
 Other Income, Net......................................        41,972              0           41,972
 Minority Interest......................................       (45,646)        (2,009)         (43,637)
 Gain in connection with an initial public offering.....       118,178              0          118,178
                                                           -----------      ---------      -----------
Income before Income Taxes..............................       675,208         39,065          636,143
  Provision for Income Taxes............................       241,000         16,400          224,600
                                                           -----------      ---------      -----------
Net Income..............................................   $   434,208      $  22,665      $   411,543
                                                           ===========      =========      ===========
 Net Income Per Share...................................   $      1.54      $       *      $         *
                                                           ===========      =========      ===========
 Net Income Per Share, Excluding Gain in Connection
  with Initial Public Offering..........................   $      1.12                     $         *
                                                           ===========      =========      ===========

* Indicates calculations to be completed upon determination of the Exchange Ratio range.


                               The Limited, Inc.
                     Pro Forma Consolidated Balance Sheet
                                  (Unaudited)
                                (in thousands)
                            As of February 1, 1997

                                                                          Pro forma                           Pro forma
                                                                            before                              after
                               Historical             Adjustments        Transactions       Adjustments(3)   Transactions
                               ----------      ------------------------  ------------       --------------   ------------
                                                 A&f(1)        Other(2)
                                               -----------     --------
Assets
 Current Assets:
Cash & Equivalents..........   $  312,796      $    1,945                  $  310,851                          $  310,851
Accounts Receivable.........       69,337           2,102                      67,235                              67,235
Inventories.................    1,007,303          34,943                     972,360                             972,360
Store Supplies..............       90,400           5,300                      85,100                              85,100
Other.......................       65,261             588                      64,673                              64,673
                               ----------      ----------                  ----------                          ----------
 Total Current Assets.......    1,545,097          44,878                   1,500,219                           1,500,219
Property & Equipment, Net...    1,828,869          58,992                   1,769,877                           1,769,877
Restricted Cash.............      351,600               0                     351,600                             351,600
Other Assets................      394,436           1,891      $50,000        442,545                             442,545
                               ----------      ----------      -------     ----------                          ----------
 Total Assets...............   $4,120,002      $  105,761      $50,000     $4,064,241                          $4,064,241
                               ==========      ==========      =======     ==========                          ==========
Liabilities &
 Shareholders' Equity
 Current Liabilities:
Accounts Payable............   $  307,841      $   11,831                  $  296,010                          $  296,010
Accrued Expense.............      481,744          22,388                     459,356                             459,356
Income Taxes................      117,308           9,371                     107,937                             107,937
                               ----------      ----------                  ----------                          ----------
 Total Current Liabilities..      906,893          43,590                     863,303                             863,303
Long-term debt..............      650,000          50,000       50,000        650,000                             650,000
Deferred Income Taxes.......      169,932               0                     169,932                             169,932
Other Long-Term Liabilities.       51,659             933                      50,726                              50,726
Minority Interest...........       67,336                        2,009 (3)     65,327                              65,327
Contingent Stock
 Redemption Agreement.......      351,600               0                     351,600                             351,600
 Shareholders' Equity:
Common Stock................      180,352                                     180,352                             180,352
Paid-In Capital.............      142,860                                     142,860                             142,860
                                                   11,238
Retained Earnings...........    3,526,256                       (2,009)(3)  3,517,027                  *(4)             *
                               ----------      ----------      -------     ----------         ----------       ----------
                                3,849,468          11,238                   3,840,239
 Less: Treasury Stock, @
   cost.....................   (1,926,886)                                 (1,926,886)                 *(4)
                               ----------      ----------                  ----------         ----------       ----------
 Total Shareholders' Equity.    1,922,582               *                   1,913,353                                   *
                               ----------      ----------       -------    ----------                          ----------
 Total Liabilities &
   Shareholders' Equity.....   $4,120,002      $  105,761       $50,000    $4,064,241                          $        *
                               ==========      ==========       =======    ==========                          ==========


* Indicates calculations to be completed upon determination of the Exchange Ratio range.


                               The Limited, Inc.
                  Pro Forma Consolidated Statement of Income
                                  (Unaudited)

                                                                                  For the Thirty-nine
                                                                             Weeks Ended November 2, 1996
                                                                  --------------------------------------------------
                                                                  Historical        Adjustments(1)       Pro forma
                                                                  ----------        --------------       -----------
                                                                      (in thousands, except for per share amounts)
Net Sales.................................................        $5,678,530           $196,139           $5,482,391
 Cost of Goods Sold, Occupancy and Buying Costs...........         4,161,706            132,236            4,029,470
                                                                  ----------           --------           ----------
Gross Income..............................................         1,516,824             63,903            1,452,921
 General, Administrative and Store Operating Expenses.....        (1,293,096)           (53,252)          (1,239,844)
                                                                  ----------           --------           ----------
Operating Income..........................................           223,728             10,651              213,077
 Interest Expense.........................................           (55,902)            (3,794)             (52,108)
 Other Income.............................................            30,445                                  30,445
 Minority Interest........................................           (17,023)                                (17,023)
 Gain in Connection with Initial Public Offering..........           118,567                 --              118,567
                                                                  ----------           --------           ----------
 Income Before Income Taxes...............................           299,815              6,857              292,958
   Provision for Income Taxes.............................            79,000              2,700               76,300
                                                                  ----------           --------           ----------
Net Income................................................        $  220,815           $  4,157           $  216,658
                                                                  ==========           ========           ==========
Net Income Per Share......................................        $     0.78           $      *                   *
                                                                  ==========           ========           ==========


* Indicates calculations to be completed upon the determination of the Exchange Ratio range.


                               The Limited, Inc.
                  Pro Forma Consolidated Statement of Income
                                  (Unaudited)

                                                                                  For the Thirty-nine
                                                                             Weeks Ended November 1, 1997
                                                                  --------------------------------------------------
                                                                  Historical        Adjustments(1)        Pro forma
                                                                  ----------        --------------        ----------
                                                                      (in thousands, except for per share amounts)
Net Sales.................................................        $5,920,423           $309,472           $5,610,951
 Cost of Goods Sold, Occupancy and Buying Costs...........         4,259,063            204,755            4,054,308
                                                                  ----------           --------           ----------
Gross Income..............................................         1,661,360            104,717            1,556,643
 General, Administrative and Store Operating Expenses.....        (1,443,844)           (79,738)          (1,364,106)
 Special and Nonrecurring Items, net......................            62,785                                  62,785
                                                                  ----------           --------           ----------
Operating Income..........................................           280,301             24,979              255,322
 Interest Expense.........................................           (50,744)            (3,278)             (47,466)
 Other Income.............................................            21,876                                  21,876
 Minority Interest........................................           (23,910)            (2,083)(2)          (21,827)
 Gain in Connection with Initial Public Offering..........             8,606                 --                8,606
                                                                  ----------           --------           ----------
 Income Before Income Taxes...............................           236,129             19,618              216,511
 Provision for Income Taxes...............................           104,000              8,680               95,320
                                                                  ----------           --------           ----------
Net Income................................................          $132,129           $ 10,938           $  121,191
                                                                  ==========           ========           ==========
Net Income Per Share......................................        $     0.48           $      *                    *
                                                                  ==========           ========           ==========


* Indicates calculations to be completed upon the determination of the Exchange Ratio Range.


                             The Limited, Inc.
           Notes to Pro Forma Consolidated Financial Statements
                                (Unaudited)



1.  Basis of Presentation

               The following summary of pro forma adjustments are based on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments. A&F and The Limited believe that such assumptions provide a reasonable basis for presenting all of the significant effects of the following transactions and events and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

               Historical amounts for The Limited were derived from the historical Consolidated Financial Statements of The Limited incorporated by reference in this Offering Circular-Prospectus which are adjusted for the following:

2.  Adjustments to Pro Forma Consolidated Balance Sheet

               (1) Amounts represent A&F balance sheet which will not be included in The Limited financial statements subsequent to the Transactions.

               (2) Represents elimination entries on the balance sheet of The Limited.

               (3) Represents minority interest in the accumulated earnings of A&F.

               (4) Represents the impact of ________________ shares of Limited Common Stock tendered in exchange for the market value of 43,000,000 shares of A&F Common Stock previously owned by The Limited which resulted in a gain of $________________ million to The Limited.

3.  Adjustments to Pro Forma Consolidated Statements of Income

               Amounts of The Limited's statements of income were derived from the historical consolidated financial statements incorporated by reference in this Offering Circular-Prospectus and are adjusted for the following:

               (1) Amounts represent A&F's results of operations which will not be consolidated in The Limited's financial statements subsequent to the exchange offer.

               (2) Represents minority interest in earnings of A&F for the periods presented.


                                BUSINESS OF A&F

               Abercrombie & Fitch is a rapidly growing specialty retailer of high-quality, casual apparel for men and women approximately 15 to 50 years of age. A&F's net sales have increased from $85.3 million in 1992 to $521.6 million in 1997, representing a compound annual growth rate of 44%. During this time, operating income has improved from an operating loss of $10.2 million in 1992 to operating income of $84.1 million in 1997, while the number of A&F stores in operation more than tripled, increasing from 40 at the end of 1992 to 156 at the end of 1997. A&F plans to continue this new store expansion program by opening 30 new stores in 1998 and by increasing the number of stores in operation by approximately 20% annually for the next several years thereafter.

               The A&F brand was established in 1892 and became well known as a supplier of rugged, high-quality outdoor gear. Famous for outfitting the safaris of Teddy Roosevelt and Ernest Hemingway and the expeditions of Admiral Byrd to the North and South Poles, A&F goods were renowned for their durability and dependability--and A&F placed a premium on complete customer satisfaction with each item sold. In 1992, a new management team began repositioning A&F as a more fashion-oriented casual apparel business directed at men and women with a youthful lifestyle. In reestablishing the A&F brand, A&F combined its historical image for quality with a new emphasis on casual American style and youthfulness. A&F believes that this strategic decision has contributed to the strong growth and improved profitability it has experienced since 1992.

               Industry sources estimate that the men's and women's apparel market generated approximately $140.2 billion in retail purchases in 1997. These sources estimate that men's and women's apparel total sales volume grew at a compound annual rate of approximately 4.4% between 1992 and 1997. A&F's compound annual growth of 44% during this period has outpaced that of the industry. A&F believes that the size of A&F's market, coupled with its business strengths and growth strategies, should provide significant opportunities for growth and increased market share in the future.

Business Strengths

               A&F believes that certain business strengths have contributed to its success in the past and will enable it to continue growing profitably.

               o Established and Differentiated Lifestyle Brand. A&F has created a focused and differentiated brand image based on quality, youthfulness and classic American style. This image is consistently communicated through all aspects of A&F's business, including merchandise assortments, in-store marketing, print advertising and the recently introduced A&F Quarterly, a catalog/magazine. A&F believes that the strength of the A&F brand provides opportunities for increased penetration of current merchandise categories and entry into new product categories.

               o Broad and Growing Appeal. A&F's merchandise assortment appeals to a broad range of customers with varying ages and income levels. A&F believes that both men and women interested in casual, classic American fashion are attracted to the A&F lifestyle image. A&F also believes that the brand's broad appeal has been augmented by, and should continue to benefit from, the current trend in fashion toward casual apparel.

               o Proven Management Team. Since the current management team assumed responsibility in 1992, A&F has increased the level of brand awareness and consistently reported improved financial results. In addition, A&F's senior management has significant experience, with an aggregate of over one hundred years in the retail business. A&F believes that management's substantial experience and demonstrated track record of highly profitable growth strongly positions A&F for the future.

               o Consistent Store Level Execution. A&F believes that a major element of its success is the consistent store level execution of its brand strategy. Store presentation is tightly controlled by A&F and is based on a detailed and comprehensive store plan regarding visual merchandising, marketing and fixtures to assure that all stores provide a consistent portrayal of the brand. Store associates are trained as "brand representatives" who convey and reinforce the brand image through their attitude and enthusiasm.

               o Quality. Since its founding over 100 years ago, A&F has maintained a strong reputation for quality. This reputation has been enhanced in recent years as management has made quality a defining element of the brand. A&F sources high quality natural fabrics from around the world and uses distinctive trim details and specialized washes to achieve a unique style and comfort in its products. As part of this focus on quality, A&F establishes on-going relationships with key factories to ensure reliability and consistency of production.

               o Internal Design and Merchandising Capabilities. The cornerstone of A&F's business is its ability to design products which embody the A&F image. A&F develops substantially all of its merchandise line through its own design group, which allows it to develop exclusive merchandise and offer a consistent assortment within a season and from year to year. In addition, because A&F's merchandise is sold exclusively in its own stores, A&F is able to control the presentation and pricing of its merchandise, provide a higher level of customer service and closely monitor retail sell-through, which provides competitive advantages over other brand manufacturers that market their goods through department stores.

Growth Strategy

               A&F has implemented a growth strategy designed to permit A&F to capitalize on its business strengths. The principal elements of A&F's growth strategy are summarized below:

               o New Store Growth. Beginning in 1993, A&F began its store expansion program. Since then, A&F has opened 121 stores and plans to continue this store expansion program by opening 30 new stores in 1998 and increasing the number of stores in operation by approximately 20% annually for the next several years thereafter. While most stores to be opened in 1998 will be in regional shopping malls, A&F believes that selected street locations in university and high-traffic urban settings also provide attractive expansion opportunities. Given the strength of the A&F brand and its customer demographics, management believes that, in the current format, there will be approximately 250 additional mall and street location sites available for new stores.

               o Further Penetration of Existing Merchandise Categories. Management believes that A&F's ability to design and market new merchandise quickly and effectively has been a key element of its success. In recent years A&F has significantly broadened its assortment in existing categories in order to increase volume and productivity. Key classifications such as sweaters, knits, pants and outerwear have been expanded, and new categories such as men's and women's underwear/loungewear have been added. As a result of A&F broadening its product mix, it has been able to flow fresh merchandise to the stores on a more frequent basis. In 1998 and beyond, A&F will continue to focus on building its core classifications to drive the volume growth of the business.

               o Introduction of New Business Concepts. A&F believes that it can successfully extend the A&F brand into new merchandise categories to further increase sales and profit growth. In 1997 A&F introduced A&F Quarterly, a catalog/magazine to enhance and reinforce the A&F brand image. In 1998 A&F will also begin testing a kids' business. The initial test will include 10-20 stores in major regional malls. Future openings will be determined based on the results of the initial test.

A&F Stores

          Store Environment

               A&F stores and point-of-sale marketing are designed to convey the principal elements and personality of the brand--quality, casual American fashion, and a youthful lifestyle. The store design, furniture, fixtures and music are all carefully planned and coordinated to create a shopping experience that is consistent with the A&F lifestyle. A&F's in-store photographs are also principal components in creating and enhancing the casual, energized environment of the stores. These photographs, which are enlarged and displayed prominently throughout the stores, contain distinctive black and white images of men and women engaged in activities identified with an active, fun lifestyle. A&F believes that its customers experience the A&F stores as entertaining destinations, in which they feel welcomed and comfortable.

               A&F's sales associates, or brand representatives, are a central element in creating the entertaining, yet comfortable, atmosphere of the stores. In addition to providing a high level of customer service, the brand representatives reflect the casual, energetic attitude of the A&F brand and culture. In conjunction with other components of the store environment, A&F believes its brand representatives significantly contribute to a store atmosphere that is consistent with a gathering among friends.

               A&F maintains a uniform appearance throughout its store base, in terms of merchandise display and location on the selling floor. Store managers receive detailed store plans that dictate fixture and merchandise placement to ensure uniform execution of the merchandising strategy at the store level. Standardization of store design and merchandise presentation also creates cost savings in store furnishings, maximizes usage and productivity of selling space and allows A&F to efficiently open new stores. In Fall 1996, A&F introduced a new, more sophisticated store prototype that seeks to further stress the casual, youthful nature of the A&F brand accomplished in part through the use of lighter colors throughout the store and wood floors.

          Store Expansion Program

               A&F stores are located principally in regional shopping malls. At February 10, 1998, A&F operated 156 stores nationwide, averaging 7,910 selling square feet. See "--Properties" on page 51 for a listing of store locations by state. The table below highlights the store expansion strategy pursued by A&F:

                                                                                                            Average Store
                  Stores Open       Stores Opened     Stores Closed     Stores Open                         Selling Space
                at beginning of         during            during         at end of           Total            at end of
Fiscal Year       Fiscal Year        Fiscal Year       Fiscal Year      Fiscal Year      Selling Space       Fiscal Year
-----------     ---------------     --------------    -------------     -----------      -------------      -------------
                                                                                        (000's sq. ft.)       (sq. ft.)
1993........              40                 9                --              49                 405             8,265
1994........              49                20                 2              67                 541             8,075
1995........              67                33                --             100                 792             7,920
1996........             100                29                 2             127               1,006             7,921
1997........             127                30                 1             156               1,234             7,910

               A&F plans to open 30 stores in 1998 (none of which have been opened to date) and increase the number of stores in operation by approximately 20% annually for the next several years thereafter. While most of the stores to be opened in 1998 will be in regional shopping malls, A&F believes that selected street locations in university and high-traffic urban settings also provide attractive expansion opportunities. In evaluating real estate locations A&F considers a variety of criteria. Regional malls are measured based on strength of anchor stores, the fashion and quality mix of other specialty tenants and population and income characteristics of the surrounding area. Non-mall locations are assessed in terms of strength of other nearby specialty stores, and whether the shopping area attracts a customer mix consistent with the lifestyle characteristics targeted by the brand. Additionally, A&F will be testing a kids' business in 10-20 stores in 1998.

               A key element of A&F's new store strategy is to open new stores with trained managers in place. A&F targets that all managers of new stores have prior experience in other A&F stores in either the manager or assistant manager position.

          New Store Economics

               The new A&F stores that were opened in 1996 averaged $3.6 million in net sales in 1997 and produced net sales per selling square foot of approximately $445. The average cost for leasehold improvements, furniture and fixtures for these stores was approximately $750,000 per store, after giving effect to landlord allowances. Inventory purchases for such stores averaged $265,000 per store. These stores generated an average after-tax return on investment (after-tax four wall contribution divided by capital investment and average inventory) of approximately 65% in 1997.

               A&F estimates that the average cost for leasehold improvements, furniture and fixtures for stores to be opened in 1998 will be approximately $750,000 per store, after giving effect to landlord allowances. Average pre-opening costs per store, which will be expensed as incurred, are expected to be less than $30,000. In addition, inventory purchases are expected to average approximately $275,000 per store.

               A&F's stores have typically exceeded management's store operating profitability and return on asset targets during the first year of operation.

Merchandising

          Product Mix

               A&F designs and sells all of its merchandise under its proprietary A&F brand. The merchandise assortment covers a broad range of classifications in men's and women's casual apparel. In addition, A&F offers a broad range of accessories that includes belts, socks, caps, boxers, underwear and personal care products.

               The following table sets forth A&F's merchandise mix by major category as a percentage of net sales for the years 1995-1997.

                           1995         1996         1997
                          ------       ------       ------
Men's................      60.2%        56.0%        54.4%
Women's..............      39.8         44.0         45.6
Total Company........     100.0%       100.0%       100.0%

               Over the past several years, A&F has increased the square footage and the size of the merchandise offering devoted to women's sportswear, which has resulted in an increase in the women's business as a percentage of total net sales.

               A&F believes that there are major opportunities to increase volume through both increased penetration of the existing classifications and adding new merchandise classifications. Management believes that A&F's ability to design and market new merchandise quickly and effectively has been a key element of its success. In recent years A&F has significantly broadened its assortment in existing categories in order to increase volume and productivity.

               A&F believes it can extend the A&F brand into new merchandise categories and further increase sales productivity and growth. A&F believes that its internal design capability will continue to develop new merchandise categories to reflect the A&F image.

               A&F's point-of-sale information system allows management to track the performance of merchandise items on a stock-keeping unit, or SKU, basis. Reorder "triggers" are used to replenish inventory of strong selling items. In addition, performance by store at a SKU level is tracked to allow inventory to be replenished based on differences in selling trends by store.

          Product Design

               The cornerstone of A&F's business is its ability to design products which embody the A&F image of a casual, youthful lifestyle. Since the new management team joined A&F in 1992, a major strategy has been to build an internal design group. The product development process begins with senior management in the merchandising and design areas, who develop seasonal merchandise themes and concepts. These concepts are used to create line lists of items that are then developed by the designers. Designs cover not only fabric content, specifications and colors, but also labels, hangtags, and other descriptive marketing. In developing concepts and designs, A&F's executives identify trends through domestic and foreign travel, retail shopping, and awareness of activities favored by the young, active segment of the population.

          Product Quality

               Throughout its over 100 year history, quality has been a major element of the A&F brand. A&F strives to offer distinct, high quality merchandise in order to enhance customer satisfaction and increase brand loyalty. A&F emphasizes natural fibers and uses a number of different washes to achieve the desired comfort and hand-feel in its products. A&F's designers also place significant importance on developing distinctive trim details. Many of the products have unique buttons, pocket detailing, labels, graphic designs and hangtags. As part of this focus on quality, A&F establishes on-going relationships with key factories to ensure reliability and consistency of production. All factories used for A&F's production are approved for quality and dependability by senior management before orders are placed.

Marketing and Promotion

               A&F's marketing and promotional strategies are consistent with its established and differentiated lifestyle brand. The significant brand equity in the A&F name enables A&F to maintain a non-promotional price strategy in most of its merchandise classifications throughout the year. A&F conducts four promotional events each year. These events are intended to clear seasonal goods in advance of introducing new full-priced assortments and returning the stores to their generally non-promotional status. A&F's pricing strategy is designed to deliver the quality consistent with designer brands at price points below those typically associated with such designers.

               A&F focuses its advertising efforts on in-store displays and print media. In-store advertising includes a series of distinctive black and white photographs that are enlarged and prominently displayed throughout the stores. These photographs portray men and women engaged in activities identified with an active and spirited lifestyle and connote the timeless quality associated with the A&F brand. Print media advertising is focused on selected national publications and, as with the in-store photographs, communicates and reinforces the A&F brand image.

               In addition, A&F introduced the A&F Quarterly, a catalog/magazine, to further enhance and build the brand image. The A&F Quarterly features numerous lifestyle photographs (consistent with the in-store photographs) in addition to editorial features on seasonal topics. Merchandise presented in the A&F Quarterly is also found in the stores.

               The A&F website was introduced in 1996 and has evolved into a lifestyle piece targeted at the A&F customer. The site uses images from the A&F stores and the A&F Quarterly and is interactive.

Associates

               Customer service is a defining feature of the A&F corporate culture. A&F believes that knowledgeable and enthusiastic sales associates have a direct impact on a customer's perception of the brand. Accordingly, A&F focuses significant resources on the selection and training of sales associates. A&F stresses the role of these sales associates as "brand representatives" and they are expected to reflect the lifestyle image of the brand. Brand representatives are required to be familiar with the full range of A&F merchandise and to have the ability to assist customers with merchandise selection. A&F minimizes brand representatives' time spent on administrative functions by centrally determining merchandise display and replenishment, markdowns and labor scheduling. By emphasizing friendliness, product knowledge and personal attention, management believes that A&F has established a reputation for excellent customer service.

               The typical management of an A&F store consists of one store manager and three to five assistant managers. A&F compensates its district and store managers with a base salary plus a performance bonus based primarily on store sales. A&F's store, district and regional managers spend a majority of their work week on A&F selling floors, providing leadership through coaching the staff and assisting customers.

               At January 31, 1998, A&F had approximately 6,700 associates, of whom approximately 500 were full-time salaried associates and approximately 700 were full-time hourly associates. A significant number of associates are hired on a seasonal basis to meet demand during holiday gift-buying seasons. The balance were part-time hourly associates. None of A&F's associates is represented by a labor union. A&F believes that its relationship with its associates is good.

Sourcing

               A&F utilizes a variety of sourcing arrangements. Mast Industries, Inc. ("Mast"), a wholly owned subsidiary of The Limited, supplied approximately 41% of the apparel purchased by A&F in 1997. A&F believes all transactions entered into with Mast are on an arm's-length basis, and A&F is not obligated to source product through Mast.

               In 1997, approximately 39% of A&F's merchandise was sourced from independent foreign factories located primarily in the Far East. A&F has no long-term merchandise supply contracts and many of its imports are subject to existing or potential duties, tariffs or quotas that may limit the quantity of certain types of goods which may be imported into the United States from countries in those regions. A&F competes with other companies for production facilities and import quota capacity. In addition, although the General Agreement on Tariffs and Trade ("GATT") adopted on December 8, 1994 requires the elimination of duties, tariffs and quotas on apparel and textile products by January 1, 2005, the GATT treaty is not expected to have any meaningful effect on the import of merchandise used in A&F's business for several years. A&F attempts to monitor manufacturing to ensure that no one company or country is responsible for a disproportionate amount of A&F's merchandise. A&F typically transacts business on an order-by-order basis and does not maintain any long-term or exclusive commitments or arrangements to purchase from any vendor. A&F believes that it has good relationships with its vendors and that, as the number of its stores increases, there will be adequate sources to produce a sufficient supply of quality goods in a timely manner and on satisfactory economic terms. See "Risk Factors--Risk Factors Regarding A&F" on page 14.

Central Store Planning

               A&F's store design and construction operations are handled centrally by the Store Planning division of The Limited ("Limited Store Planning"). Limited Store Planning is organized into teams comprised of designers, construction managers, architects, purchasing agents and financial personnel who are responsible for all phases of store design and construction. Teams are assigned to work with the senior management of a specific retail business (including A&F) to develop and implement store designs that are consistent with and promote the image of a given retail business. A&F and The Limited are parties to an agreement pursuant to which The Limited provides such services to A&F. The Limited's obligation to provide these services will terminate one year after the consummation of the Exchange Offer. For additional information with respect to the arrangements between A&F and The Limited, see "Relationship between The Limited and A&F--Services Agreement" on page 57.

Central Real Estate Management

               A&F's real estate operations, including all aspects of lease negotiations, are handled by the real estate division of The Limited. A&F and The Limited are parties to an agreement pursuant to which The Limited provides such services to A&F. The Limited's obligation to provide these services will terminate one year after the consummation of the Exchange Offer. For additional information with respect to the arrangements between A&F and The Limited, see "Relationship between The Limited and A&F--Services Agreement" on page 57.

               Potential new stores, locations, expansions and relocations are identified by A&F and by The Limited's real estate division. In choosing new sites for retail stores, The Limited's real estate division provides financial details regarding the proposed lease arrangement to A&F, which then evaluates the net required investment and potential rates of return relative to A&F's established hurdle rates before the store is approved for construction. The actual construction of the store is managed by Limited Store Planning. Although the real estate division retains control over the allocation of space within a given mall among the various retail businesses of The Limited, including A&F, each individual business is entitled to reject any transaction negotiated by the real estate division of The Limited. See "Risk Factors--Risk Factors Regarding A&F" on page 14. Real estate decisions are based on a number of factors, including consistency with a given business image, sales and profit potential, the overall economic condition and demographic characteristics of the market, the identity of the other tenants in close proximity and the availability of acceptable lease terms.

Merchandise Distribution

               A&F's distribution operations are managed in a distribution center owned by The Limited and subleased to A&F. See "Relationship between The Limited and A&F--Sublease Agreement" on page 57. The distribution center is located in Reynoldsburg, Ohio. Once received at the distribution center, merchandise is inspected, packed for delivery to the stores and forwarded to a central shipping facility operated by Limited Distribution Services ("LDS"), a subsidiary of The Limited, which also provides certain engineering services to the distribution center.

               LDS also maintains a worldwide logistics network of agents and space availability arrangements to support the in-bound movement of merchandise into the distribution center. The out-bound shipping system consists of common carrier line haul routes connecting the distribution complex to a network of delivery agents. This system allows each store operated by A&F to receive several deliveries each week and daily during the peak holiday shopping season, which A&F believes is more frequent than A&F's smaller competitors. LDS does not own or operate trucks or trucking facilities. A&F and The Limited are parties to an agreement pursuant to which LDS to provides such services to A&F on a basis consistent with past practices. The Limited's obligation to provide these services will terminate ___ years after the consummation of the Exchange Offer. For additional information with respect to the arrangements between A&F and The Limited, see "Relationship between The Limited and A&F--Services Agreement" on page 57.

Management Information Systems

               A&F's management information systems and electronic data processing systems consist of a full range of retail, financial, and merchandising systems, including credit, inventory distribution and control, sales reporting, accounts payable, merchandise reporting and distribution. A&F has an information system that is uniquely structured to the needs of its particular business. Certain of the equipment used in the management information systems is owned by The Limited. A&F and The Limited are parties to an agreement pursuant to which A&F uses such equipment. The Limited's obligation to provide these services will terminate one year after the consummation of the Exchange offers. For additional information with respect to the arrangements between A&F and The Limited, see "Relationship between The Limited and A&F--Services Agreement" on page 56.

               Sales are updated daily in the merchandise reporting systems by polling sales information from each store's point-of-sale ("POS") terminals. A&F's POS system consists of registers providing price look-up, scanning of bar-coded tickets and credit authorization. Through automated nightly two-way electronic communication with each store, sales information, payroll hours and store initiated transfers are uploaded to the host system, and price changes are downloaded through the POS devices. The nightly communication with the stores also enables A&F to receive store transfer and physical inventory details and send electronic mail. A&F evaluates information obtained through daily reporting to implement merchandising decisions regarding markdowns and allocation of merchandise.

Trademarks and Servicemarks

               A subsidiary of A&F is the owner in the United States of the Abercrombie & Fitch trademark (the "Name Mark"). The Name Mark of A&F is registered in the United States Patent and Trademark Office. The term of this registration is ten years, and it is renewable for additional ten-year periods indefinitely, so long as the mark is still in use at the time of renewal. A&F's rights in its Name Mark are a significant part of A&F's business. A&F, therefore, intends to maintain its Name Mark and its registration. A&F is not aware of any claims of infringement or other challenges to A&F's right to register or use its Name Mark in the United States.

               Another subsidiary is the owner in the United States of trademarks and service marks used to identify A&F's merchandise and services, other than its Name Mark (the "Merchandise Marks"). Many of the Merchandise Marks of A&F are registered in the United States Patent and Trademark Office. The Merchandise Marks are important to A&F, and, therefore, A&F intends to, directly or indirectly, maintain these marks and their registrations. However, A&F may choose not to renew a registration of one or more of its Merchandise Marks if it determines that the mark is no longer important to its business. A&F does not believe any material claims of infringement or other challenges to A&F's right to register or use its Merchandise Marks in the United States in a manner consistent with its current practices are pending.

               A&F also conducts business in foreign countries principally as a result of the fact that a substantial portion of its merchandise is manufactured outside the United States. A&F believes its subsidiaries own registrations of its Name Mark and Merchandise Marks in numerous foreign countries to the degree necessary to protect such marks, although there may be restrictions on the use of certain of A&F's marks in a limited number of foreign jurisdictions.

               A&F has not licensed any of its trademarks or service marks to any other entity, although, for so long as A&F remains a subsidiary of The Limited, The Limited will be entitled to use A&F's trademarks and service marks at no cost to The Limited in The Limited's annual report to stockholders and publicity materials and for other similar purposes.

Competition

               All aspects of A&F's businesses are highly competitive. A&F competes primarily with department stores, mass merchandisers and other specialty retailers, including The Limited. See "Risk Factors--Risk Factors Regarding A&F--Competition with The Limited" on page 14. A&F believes that the principal bases upon which it competes are quality, fashion, service, selection and price.

               A&F believes that it has significant competitive advantages because of high consumer recognition and acceptance of its brand name and its strong presence in the major shopping malls in the United States, and the experience of its management team. Certain of A&F's competitors in selected product lines are larger and have greater financial, marketing and other resources than A&F, however, and there can be no assurance that A&F will be able to compete successfully with them in the future.

Properties

               The main offices of A&F are located in Reynoldsburg, Ohio. These headquarters are owned by The Limited and subleased to A&F. A&F also has a distribution center located in Reynoldsburg, Ohio which is owned by The Limited and subleased to A&F. A&F believes that its facilities are well maintained, in good operating condition and adequate for its current needs. See "Relationship between The Limited and A&F--Sublease Agreement" on page 56.

               As of February 10, 1998, A&F operated 156 stores, which are located primarily in shopping malls throughout the United States. Of these stores, 154 were leased directly from third parties (principally shopping mall developers) and two were leased from retail stores operated by other businesses of The Limited. See "Relationship between The Limited and A&F--Shared Facilities Agreements" on page 57. A&F believes that, as of February 10, 1998, approximately 97.0% of its stores are located in shopping malls, and that there are growth opportunities for expansion to free-standing locations.

               Leases with third parties are typically between 10 and 15 years in duration. In most cases, the business unit pays an annual base rent plus a contingent rent based on the store's annual sales in excess of a specified threshold. Leases with other businesses of The Limited are on terms that represent the proportionate share of the base rent payable in accordance with the underlying lease plus the portion of any contingent rent payable in accordance with the underlying lease attributable to the performance of A&F. Many of the leases entered into by A&F are guaranteed by The Limited. A&F management believes that its size and financial strength should allow it to enter into leases on attractive terms without guarantees from The Limited, and it is the intent of both The Limited and A&F that future A&F leases will not be guaranteed by The Limited.

               The list below sets forth the number of stores by state operated by A&F in the United States and the cities in which A&F stores are located as of February 10, 1998:


Alabama-2                    Maryland-3                    North Carolina-5
  Birmingham                   Bethesda                      Charlotte
  Hoover                       Owings Mills                  Durham
                               Towson                        Greensboro
Arizona-2                                                    Raleigh
  Mesa                       Massachusetts-9                 Winston Salem
  Scottsdale                   Boston
                               Braintree                   Ohio-9
Arkansas-1                     Burlington                    Beachwood
  Little Rock                  Cambridge                     Beaver Creek
                               Chestnut Hill                 Cincinnati (2)
California-10                  Holyoke                       Cleveland
  Costa Mesa                   Marlborough                   Columbus (2)
  Glendale                     Natick                        Strongsville
  Los Angeles                  Peabody                       Toledo
  Redondo Beach
  Sacramento                 Michigan-7                    Oklahoma-2
  San Diego (2)                Ann Arbor                     Oklahoma City
  San Francisco (2)            Grand Rapids                  Tulsa
  San Mateo                    Novi
                               Okemos                      Oregon-1
Colorado-6                     Portage                       Tigard
  Boulder                      Sterling Heights
  Colorado Springs             Troy                        Pennsylvania-7
  Denver (4)                                                 King of Prussia
                             Minnesota-3                     Langhorn
Connecticut-4                  Bloomington                   Monroeville
  Danbury                      Minnetonka                    Pittsburgh (2)
  Farmington                   Roseville                     Whitehall
  Milford                                                    Willow Grove
  Stamford                   Mississippi-1
                               Ridgeland                    South Carolina-2
District of Columbia-1                                       Charleston
                             Missouri-3                      Greenville
Florida-6                      Chesterfield                  Tennessee-4
  Altamonte Springs            Kansas City                   Chattanooga
  Brandon                      St. Louis                     Knoxville
  Miami (2)                                                  Memphis
  Orlando                    Nebraska-1                      Nashville
  W. Palm Beach                Omaha
                                                            Texas-9
Georgia-7                    Nevada-2                        Austin
  Alpharetta                   Las Vegas                     Cedar Park
  Atlanta (3)                                                Dallas (2)
  Duluth                     New Hampshire-2                 Fort Worth
  Kennesaw                     Nashua                        Houston
  Savannah                     Salem                         San Antonio
                                                             Sugarland
Illinois-8                   New Jersey-6                    The Woodlands
  Aurora                       Cherry Hill
  Chicago                      Edison                      Virginia-5
  Northbrook                   Freehold                      Arlington
  Oakbrook                     Paramus                       Fairfax
  Orland Park                  Short Hills                   McLean
  Schaumburg                   Wayne                         Richmond
  Skokie                                                     Virginia Beach
  Vernon Hills               New Mexico-1
                               Albuquerque                 Washington-4
Indiana-3                                                    Bellevue
  Evansville                 New York-10                     Lynnwood
  Indianapolis                 Albany (2)                    Redmond
                               Buffalo                       Seattle
Kansas-3                       Garden City
  Lawrence                     Manhasset                   Wisconsin-3
  Leawood                      New York City                 Appleton
  Overland Park                Rochester                     Madison
                               Staten Island                 Wauwatosa
Kentucky-2                     Victor
  Lexington                    White Plains
  Louisville

Louisiana-2
  Baton Rouge
  New Orleans



                            BUSINESS OF THE LIMITED

               The Limited is one of the nation's leading mall-based specialty retailers. The Limited, through Express, Lerner New York, Lane Bryant, Limited Stores, Limited Too, Galyan's and Henri Bendel presently operates 3,774 specialty stores. The Limited also owns approximately 83% of Intimate Brands, Inc. which, through Victoria's Secret and Bath & Body Works stores, operates 1,710 specialty stores as of February 10, 1998, and distributes apparel internationally through the Victoria's Secret Catalogue. The Limited currently owns approximately 84% of A&F, which operates 156 stores as of February 10, 1998, but will no longer own any of A&F upon the consummation of the Transactions.

               Intimate Brands is a leading specialty retailer of intimate apparel and personal care products, operating primarily under its Victoria's Secret and Bath & Body Works brand names. Under the Victoria's Secret name, The Limited is the leading mall-based specialty retailer of women's intimate apparel and related products, and a leading catalogue retailer of intimate and other women's apparel. Victoria's Secret operates over 780 stores nationwide and in 1997 mailed approximately 425 million catalogues. Under the Bath & Body Works name, The Limited is the leading mall-based specialty retailer of personal care products. Launched in 1990, Bath & Body Works operates over 920 stores nationwide. Intimate brands had net sales of $3.6 billion in 1997.

               Express is a leading specialty retailer of women's sportswear and accessories. Express' strategy is to offer, under the Express brand, an exciting collection of quality sportswear designed to appeal to a broad range of young-minded, spirited women looking for the latest in current fashion. Launched in 1980, Express had net sales of approximately $1.2 billion in 1997 and operated 753 stores in 48 states.

               Lerner New York is a leading mall-based specialty store retailer of value priced women's apparel. The division's repositioned merchandising strategy is to be the leading fashion-at-a-value women's specialty retailer offering its customer a fashion-coordinated flexible wardrobe at opening price points. Originally founded in 1918, Lerner New York was purchased by The Limited in 1985. Lerner New York had net sales of approximately $946 million in 1997 and operated 746 stores in 45 states.

               Lane Bryant is the leading specialty store retailer of large-size women's apparel. The division targets fashion-conscious women who are seeking moderately-priced clothing in sizes 14-28. Originally founded in 1900, Lane Bryant was acquired by the Limited in 1982. The division had net sales of approximately $907 million in 1997 and operated 713 stores in 46 states.

               Limited Stores is one of the oldest and largest mall-based specialty store retailers. In early 1995, the division repositioned its merchandising strategy to focus its historically strong brand name on an "American Lifestyle" point of view, targeting fashion-oriented women who prefer a classic and comfortable wardrobe and seek consistency in style, taste, quality and fit. Founded in 1963, Limited Stores had net sales of approximately $776 million in 1997 and operated 629 stores in 46 states.

               Structure is a leading mall-based specialty retailer of men's clothing. Structure targets men with an active, outdoor-oriented lifestyle. In 1996, Structure repositioned its strategy by returning to classic American casual fashion. Structure operates 544 stores in 43 states and had net sales of $660 million in 1997.

               Limited Too, established in 1987, sells casual clothes for girls up to fourteen years of age through 312 stores. Limited Too had net sales of $322 million in 1997.

               Galyan's is a leading rapidly-growing operator of full-line sporting goods and apparel superstores in the midwestern United States. At November 1, 1997, The Limited operated eleven stores in four markets. Galyan's targets upscale sports enthusiasts and the high-end of the consumer market. Galyan's, which was acquired by The Limited in July 1995, was founded by Albert W. Galyan in 1946 and had net sales of $160 million in 1997.

               Henri Bendel operates specialty stores which feature better, bridge and designer women's fashions in an exclusive, eclectic shopping environment. The business was purchased by The Limited in 1988 and had net sales of approximately $83 million in 1997. The Limited has announced that it will close all Bendel locations other than its New York City store.


                               MANAGEMENT OF A&F

Board of Directors

               A&F's Board of Directors currently consists of Messrs. Leslie
H. Wexner, Chairman of A&F and Chairman, President and Chief Executive Officer of The Limited; Kenneth B. Gilman, Vice Chairman of A&F and Chief Administrative Officer of The Limited; Michael S. Jeffries, President and Chief Executive Officer of A&F; Roger D. Blackwell, Professor of Marketing at The Ohio State University and President and Chief Executive Officer of Roger
D. Blackwell Associates, Inc.; E. Gordon Gee, President of Brown University; and Donald B. Shackelford, Chairman and Chief Executive Officer of State Savings Bank.

               Effective upon the consummation of the Exchange Offer, all directors other than Mr. Jeffries will resign and be replaced by new directors not affiliated with The Limited.


                        SHARES ELIGIBLE FOR FUTURE SALE

               Shares of A&F Common Stock distributed to stockholders of The Limited will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of A&F under the Securities Act. Persons who may be deemed to be affiliates of A&F after the expiration of the Exchange Offer generally include individuals or entities that control, are controlled by, or are under common control with, A&F, and will include the directors and principal executive officers of A&F and also could include certain significant stockholders of A&F. Persons who are affiliates of A&F will be permitted to sell their shares of A&F Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.


          COMPARISON OF RIGHTS OF HOLDERS OF LIMITED COMMON STOCK
                           AND A&F COMMON STOCK

               The following is a summary of material differences between the rights of holders of Limited Common Stock and the rights of holders of A&F Common Stock. Because each of The Limited and A&F is organized under the laws of Delaware, such differences arise principally from provisions of the Certificate of Incorporation and Bylaws of each of The Limited and A&F.

               The following summary does not purport to be a complete statement of the rights of stockholders of The Limited under the Restated Certificate of Incorporation and Restated Bylaws of The Limited as compared with the rights of A&F stockholders under the Amended and Restated Certificate of Incorporation and the Bylaws of A&F or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equal or more significant differences do not exist. The summary is qualified in its entirety by reference to the DGCL and governing corporate instruments of The Limited and A&F, to which stockholders are referred. Copies of the governing corporate instruments of The Limited and A&F have been filed with the SEC. See "Where You Can Find More Information" on page 61.

Actions by the Stockholders

               Under A&F's Certificate of Incorporation, no stockholder action may be taken except at an annual or special meeting of stockholders. The Certificate of Incorporation of The Limited does not contain such a provision.

Number of Directors

               A&F's Bylaws provide that the number of directors on the Board of Directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall not be less than four nor more than nine, the exact number to be set by the Board from time to time.

               The Bylaws of The Limited provide that the number of directors on the Board of Directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall not be less than nine nor more than 13, the exact number to be set by the Board from time to time.

Business Combinations

               A&F's Certificate of Incorporation states that the affirmative vote of not less than 75 percent of the outstanding shares entitled to vote thereon held by stockholders other than the Interested Person seeking to effect a Business Combination shall be required for the approval or any Business Combination with any Interested Person, unless such transaction has been approved by a majority of the Continuing Directors. A "Business Combination" means: (a) any merger or consolidation of A&F or a subsidiary of A&F with or into an Interested Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any Substantial Part of the assets of A&F or a subsidiary of A&F to an Interested Person, (c) any merger or consolidation of an Interested Person with or into A&F or a subsidiary of A&F, (d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of an Interested Person to A&F or a subsidiary of A&F, (e) the issuance or transfer by A&F or any subsidiary of A&F of any securities of A&F or a subsidiary of A&F to an Interested Person, (f) any reclassification of securities, recapitalization or other comparable transaction involving A&F that would have the effect of increasing the voting power of any Interested Person with respect to the voting stock of A&F, and (g) any agreement, contract or other arrangement providing for any of the foregoing transactions. "Interested Person" means any individual, corporation, partnership or other person or entity which, together with its affiliates and associate beneficially owns in the aggregate five percent or more of the outstanding voting stock of A&F, and any affiliate or associates, of any such person or entity. "Substantial Part" means more than 20 percent of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of A&F and its subsidiaries as of the end of its most recent fiscal year ended prior to the time the determination is being made. "Continuing Director" means a director who was a member of the Board of Directors of A&F immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person, or a director who was elected or appointed to fill a vacancy after the date the Interested Person became an Interested
Person by a majority of the then-current Continuing Directors.

               The Certificate of Incorporation of The Limited contains a substantially similar business combination provision with respect to The Limited and its subsidiaries, except that (i) the definition of an "Interested Person" requires the beneficial ownership of 20 percent of the voting stock of The Limited, instead of five percent in the case of A&F, and (ii) the 75 percent voting requirement does not apply to any Business Combination if (a) the Continuing Directors have, by at least a two-thirds vote, (1) expressly approved in advance the acquisition of the shares of voting stock that caused such person or entity to become an Interested Person or (2) expressly approved such Business Combination, or (b) the cash or fair market value of the consideration to be received per share by the stockholders of The Limited in the Business Combination is not less than the Fair Price paid by the Interested Person in acquiring its holdings of voting stock of The Limited. "Fair Price" means, subject to certain adjustments set forth in the Certificate of Incorporation of The Limited, the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for any share or shares of that class of capital stock.

Authorized Shares of Stock

               A&F's Certificate of Incorporation provides that the total number of shares of stock which A&F shall have authority to issue is 315,000,000, consisting of 300,000,000 shares of common stock, par value $.01 per share, and 15,000,000 shares of preferred stock, par value $.01 per share. The common stock of A&F is divided into two classes, Class A Common Stock and Class B Common Stock, par value $.01 per share, of A&F. The Class A Common Stock and Class B Common Stock are identical, except that Class A Common Stock has one vote per share while Class B Common Stock has three votes per share. All outstanding shares of the A&F Class B Common Stock will be converted into A&F Class A Common Stock immediately prior to the consummation of the Exchange Offer.

               The Certificate of Incorporation of The Limited provides that the total number of shares of stock which The Limited has authority to issue is 510,000,000, consisting of 500,000,000 shares of common stock, par value $.50 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. The common stock of The Limited is currently not divided into any classes.

Transactions with Interested Parties

               A&F's Certificate of Incorporation currently includes certain provisions addressing (i) potential conflicts of interest between A&F and The Limited, (ii) corporate opportunities and the treatment of those opportunities by the directors of A&F and (iii) limitation of liability of The Limited and its subsidiaries (other than A&F) for certain breaches of their fiduciary duties in connection with the intercompany agreements. By the terms of A&F's Certificate of Incorporation, such provisions will no longer be in effect upon the consummation of the Transactions.


                   RELATIONSHIP BETWEEN THE LIMITED AND A&F

Services Agreements

               On September 27, 1996, A&F and The Limited entered into an intercompany services and operating agreement (the "Old Services Agreement") with respect to services to be provided by The Limited to A&F. Pursuant to the Old Services Agreement, The Limited provided services in exchange for fees which (based on current costs for such services) management believes did not exceed fees that would be paid if such services were provided by an independent third party and which were consistent in all material respects with the allocation of the costs of such services set forth in the historical financial statements of A&F. The services provided to A&F by The Limited pursuant to the Old Services Agreement included, among other things, certain accounting, associate benefit plan administration, audit, cash management, corporate development, corporate secretary, governmental affairs, human resources and compensation, investor and public relations, legal, risk management, transportation, tax and treasury, store design/planning, real estate and import and shipping services. The net charge for services that were paid by A&F in 1997 was approximately $8.3 million. The Old Services Agreement will be terminated upon the consummation of the Exchange Offer, and The Limited and A&F will enter into a new intercompany services and operating agreement (the "New Services Agreement") effective thereafter.

               The services to be provided by The Limited to A&F under the New Services Agreement include, among other things, certain associate benefit plan administration, governmental affairs, human resources and compensation, investor and public relations, tax and store design/planning, transportation, real estate and import and shipping services. The cost of such services to be charged to A&F generally will equal The Limited's costs in providing the relevant services plus 5% of such costs. The amounts to be charged to A&F under the New Services Agreement are not expected to be materially different than the amounts charged to A&F under the Old Services Agreement.

               Pursuant to the New Services Agreement, each party will indemnify the other, except in certain limited circumstances, against liabilities that the other may incur that are caused by or arise in connection with such party's failure to fulfill its material obligations under the New Services Agreement.

               The New Services Agreement will have a one-year term. The New Services Agreement will provide for early termination by A&F.

Sublease Agreements

               On September 27, 1996, A&F entered into a sublease agreement with an affiliate of The Limited (the "Sublease Agreement") pursuant to which such affiliate subleases to A&F the distribution center and headquarters office space currently used by A&F. The Sublease Agreement provides that the lessee will lease space at an average annual rental rate equal to $11.00 per square foot in the case of office space and $2.85 per square foot in the case of the distribution center, subject to adjustment based on the Consumer Price Index every ___ year. The Sublease Agreement will be amended upon the consummation of the Exchange Offer to provide for a term of ___ years after the consummation of the Exchange Offer, instead of the original fifteen year term.

Shared Facilities Agreements

               On September 27, 1996, A&F and the relevant businesses operated by The Limited entered into shared facilities agreements (collectively, the "Shared Facilities Agreements") pursuant to which A&F subleases such facilities from the relevant subsidiary of The Limited. Under the Shared Facilities Agreements, A&F is responsible for its pro rata share (based on square feet occupied) of all costs and expenses (principally fixed rent) under the relevant lease plus the portion of any performance based rent attributable to A&F. This method of allocating such costs and expenses is consistent in all material respects with the allocation of such costs and expenses set forth in the historical financial statements of A&F. The store lease and other occupancy costs charge paid by A&F in 1997 is approximately $1.3 million. At February 10, 1998, two of A&F's stores were located in space leased by other businesses controlled by The Limited.

Tax-Separation Agreement

               A&F is currently included in The Limited's federal consolidated income tax group and A&F's tax liability will be included in the consolidated federal income tax liability of The Limited for 1997 and part of 1998. In certain circumstances, certain A&F subsidiaries may be included with certain subsidiaries of The Limited in combined, consolidated or unitary income tax groups for state and local tax purposes. A&F and The Limited are parties to a tax-sharing agreement (the "Tax-Sharing Agreement") entered into on September 27, 1996. Pursuant to the Tax-Sharing Agreement, A&F and The Limited make payments between them such that, with respect to any period, the amount of taxes to be paid by A&F, subject to certain adjustments, will be determined as though A&F were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of The Limited arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of The Limited with respect to federal, state and local income taxes. A&F is reimbursed, however, for tax attributes that it generates, such as net operating losses, if and when they are used on a consolidated basis.

               After the Transactions, A&F will no longer be included in The Limited's consolidated group for federal income tax purposes. Accordingly, The Limited and A&F will amend their existing Tax Sharing Agreement (the "Tax Disaffiliation Agreement") to reflect the separation of A&F from The Limited pursuant to the Transactions with respect to tax matters. The Tax Disaffiliation Agreement will reflect each party's rights and obligations with respect to payments and refunds of taxes that are attributable to periods beginning prior to and including the date of the Transactions and taxes resulting from transactions effected in connection with the Transactions. The Tax Disaffiliation Agreement will also express each party's intention with respect to certain tax attributes of A&F after the Transactions. The Tax Disaffiliation Agreement will provide for payments between the two companies for certain tax adjustments made after the Transactions that cover pre-Transactions tax liabilities. Other provisions will cover the handling of audits, settlements, elections, accounting methods and return filing in cases where both companies have an interest in the results of these activities.

               Under the Tax Disaffiliation Agreement, both The Limited and A&F will agree to refrain from engaging in certain transactions for two years following the date of the Transactions without first (i) obtaining a ruling from the IRS to the effect that such actions will not result in the Transactions being taxable to The Limited or its stockholders, or (ii) obtaining an opinion of counsel recognized as an expert in federal income tax matters and acceptable to the other party to the same effect as in (i). Transactions that may be subject to this restriction include, among other things, liquidation, merger or consolidation with another company, certain issuances and redemptions of A&F Common Stock, the granting of stock options, the sale, distribution or other disposition of assets in a manner that would adversely affect the tax consequences of the Transactions or any transactions effected in connection with the Transactions and the discontinuation of certain businesses.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

               The following is a summary of the material U.S. federal income tax consequences relating to the Transactions. The discussion contained in this Offering Circular-Prospectus is based on the law in effect as of the date of this Offering Circular-Prospectus. Stockholders of The Limited are urged to consult their tax advisors as to the particular tax consequences to them of the Transactions.

               The Limited has requested a private letter ruling (the "Ruling Letter") from the Internal Revenue Service (the "IRS") to the effect that, for federal income tax purposes, the Transactions will qualify as a tax-free distribution to The Limited's stockholders under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), (except with respect to cash received in lieu of fractional shares) and, in general, will be tax-free to The Limited. Although private letter rulings are generally binding on the IRS, The Limited will not be able to rely on the Ruling Letter if any factual representations or assumptions made in connection with the ruling request are incorrect or untrue in any material respect. The Limited is not aware of any facts or circumstances that would cause any such representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if the Transactions are subsequently held to be taxable, both The Limited and its stockholders who receive A&F shares in the Exchange Offer or the Spin-Off, if any, would be subject to tax.

               The Ruling Letter is expected to provide generally that (i) no gain or loss will be recognized by (and no amount will be included in the income of) Limited stockholders upon their receipt of A&F Common Stock in the Transactions, (ii) Limited stockholders that surrender all of their Limited Common Stock in the Exchange Offer will have an aggregate basis in the shares of A&F Common Stock received in the Exchange Offer equal to such stockholders' aggregate basis in Limited Common Stock surrendered, (iii) Limited stockholders that receive A&F Common Stock in the Transactions and continue to hold some Limited Common Stock will have a basis in the A&F Common Stock received in the Transactions determined by allocating such stockholder's aggregate tax basis in Limited Common Stock held before the Transactions between the A&F Common Stock received in the Transactions and the Limited Common Stock retained in proportion to their relative fair market values, (iv) the holding period of A&F Common Stock received by a Limited stockholder in the Transactions will include the period during which the stockholder held its shares of Limited Common Stock, whether or not such Limited Common Stock was surrendered in the Exchange Offer, provided that such shares of Limited Common Stock are held as a capital asset on the date of the Transactions, and (v) cash received in lieu of fractional share interests in A&F will give rise to gain or loss equal to the difference between the amount of cash received and the tax basis allocable to such fractional share interests. Such gain or loss will be capital gain or loss if the shares of Limited Common Stock are held as a capital asset on the date of the Transactions.

               The Ruling Letter will not specifically address tax basis issues with respect to holders of Limited Common Stock who have blocks of stock with different per share tax bases. Such holders are encouraged to consult their tax advisors regarding the possible tax basis consequences of the Transactions.

               U.S. Treasury regulations require each Limited stockholder that receives shares of A&F Common Stock in the Transactions to attach to the holder's U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Transactions. Within a reasonable time after the Transactions, The Limited will provide Limited stockholders who participate in the Exchange Offer and Limited stockholders who will receive A&F Common Stock in the Spin-Off, if any, with the information necessary to comply with that requirement, and will provide information regarding the allocation of basis described in clause
(iii) above.

               THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL TAX CONSIDERATIONS THAT MAY BE RELEVANT TO STOCKHOLDERS OF THE LIMITED IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, NOR DOES IT ADDRESS THE CONSEQUENCES TO CERTAIN STOCKHOLDERS OF THE LIMITED SUBJECT TO SPECIAL TREATMENT UNDER THE U.S. FEDERAL INCOME TAX LAWS (SUCH AS TAX-EXEMPT ENTITIES, NON-RESIDENT ALIEN INDIVIDUALS AND FOREIGN CORPORATIONS). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS OF THE LIMITED WHO DO NOT HOLD THEIR LIMITED COMMON STOCK AS A CAPITAL ASSET. THIS SUMMARY DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. STOCKHOLDERS OF THE LIMITED ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF A&F COMMON STOCK, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND ANY CHANGES IN FEDERAL TAX LAWS THAT OCCUR AFTER THE DATE OF THIS OFFERING CIRCULAR-PROSPECTUS.

               For a description of an agreement pursuant to which The Limited and A&F have provided for certain tax sharing and other tax-related matters, see "Relationship between The Limited and A&F--Tax-Separation Agreement" on page 58.


                                 LEGAL MATTERS

               Certain legal matters with respect to the Transactions will be passed upon by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                    EXPERTS

               The (i) consolidated financial statements of The Limited incorporated in this Offering Circular-Prospectus by reference to the Annual Report on Form 10-K for the year ended February 1, 1997 and (ii) consolidated financial statements of A&F incorporated in this Offering Circular-Prospectus by reference to the Annual Report on Form 10-K for the year ended February 1, 1997 have been so incorporated in reliance on the reports of Coopers & Lybrand LLP, independent accountants of The Limited and A&F, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

               The Limited and A&F file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

               A&F filed a Registration Statement (together with any amendments thereto, the "Registration Statement") on Form S-4 to register with the SEC the A&F Common Stock to be issued to Limited stockholders who tender their shares in the Exchange Offer and whose shares of Limited Common Stock are accepted for exchange. The Limited has filed a Schedule 13E-4 Issuer Tender Offer Statement with the SEC with respect to the Exchange Offer (together with any amendments thereto, the "Schedule 13E-4"). This Offering-Circular Prospectus is a part of that Registration Statement and constitutes a Offering Circular of The Limited in addition to being a Prospectus of A&F. As allowed by SEC rules, this Offering Circular-Prospectus does not contain all the information you can find in the Registration Statement, the Schedule 13E-4 or the exhibits to the Registration Statement and the Schedule 13E-4.

               The SEC allows The Limited and A&F to "incorporate by reference" information into this Offering Circular-Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Offering Circular-Prospectus, except for any information superseded by information in (or incorporated by reference in) this Offering Circular-Prospectus. The Offering Circular-Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our companies and their finances.

The Limited SEC Filings (File No. 1-12107)                       Period
-------------------------------------------------------------    ------------------------------------------------
Annual Report on Form 10-K                                       Year ended February 1, 1997
Quarterly Reports on Form 10-Q                                   Quarters ended May 3, 1997, August 2, 1997 and
                                                                 November 1, 1997
Proxy Statement                                                  Filed April 14, 1997


A&F SEC Filings (File No. 1-13814)                               Period
------------------------------------------------------------     ------------------------------------------------
Annual Report on Form 10-K                                       Year ended February 1, 1997
Quarterly Reports on Form 10-Q                                   Quarters ended May 3, 1997, August 2, 1997 and
                                                                 November 1, 1997
Proxy Statement                                                  Filed April 14, 1997


               The Limited and A&F are also incorporating by reference additional documents that either company may file with the SEC between the date of this Offering Circular-Prospectus and the Expiration Date.

               A&F has agreed to indemnify The Limited against certain liabilities, including civil liabilities under the federal securities act, and to contribute to payments which The Limited may be required to make in respect thereof, but solely with respect to information relating to A&F in this Offering Circular-Prospectus. The Limited has agreed to indemnify A&F against certain liabilities, including civil liabilities under the federal securities, and to contribute to payments which A&F may be required to make in respect thereof, but solely with respect to information relating to The Limited in this Offering Circular-Prospectus.

               The Limited may have already sent you some of the documents incorporated by reference, but you can obtain any of them through the SEC or through The Limited or A&F, the Dealer Managers or the Information Agent, without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Offering Circular-Prospectus. Stockholders may obtain documents incorporated by reference in this Offering Circular-Prospectus by requesting in writing or by telephone from the Information Agent or the Dealer Managers at their respective addresses, the appropriate party at the following address:

       The Limited, Inc.                        Abercrombie & Fitch Co.
       Three Limited Parkway                    Four Limited Parkway East
       P.O. Box 16000                           P.O. Box 182168
       Columbus, Ohio 43230                     Reynoldsburg, Ohio 43218
       Attention: Investor Relations            Attention: Investor Relations
       (614) 479-7000                           (614) 577-6500

               If you would like to request documents from either company, please do so five business days before the Expiration Date to receive them in time.

               YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFERING CIRCULAR-PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER OR IN THE LETTER OF TRANSMITTAL. NEITHER THE LIMITED NOR A&F HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS OFFERING CIRCULAR-PROSPECTUS. THIS OFFERING CIRCULAR-PROSPECTUS IS DATED ___________, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS OFFERING CIRCULAR-PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF A&F COMMON STOCK SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

               THIS OFFERING CIRCULAR-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE A&F COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE LIMITED IS NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW. IF THE LIMITED BECOMES AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE EXCHANGE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH ANY VALID APPLICABLE LAW, THE LIMITED WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, THE LIMITED CANNOT COMPLY WITH SUCH LAW, THE EXCHANGE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES OF LIMITED COMMON STOCK IN ANY SUCH JURISDICTION.


                           LIST OF DEFINED TERMS

Defined Term                                                              Page
------------                                                              ----

   "A&F Common Stock"......................................................17
   "A&F IPO"...............................................................17
   "Agent's Message".......................................................27
   "Anticipated Premium"...................................................24
   "Book-Entry Transfer Facility"..........................................27
   "Business Combination"..................................................55
   "business day"..........................................................31
   "Code"..................................................................59
   "Continuing Director"...................................................55
   "Dealer Managers"........................................................9
   "DGCL"..................................................................19
   "Dutch auction".........................................................21
   "DRP"...................................................................26
   "Eligible Institution"..................................................28
   "Exchange Act"..........................................................23
   "Exchange Agent"........................................................34
   "Exchange Date".........................................................23
   "Exchange Ratio"........................................................21
   "Exchange Ratio Range"..................................................21
   "Exchange Time".........................................................23
   "Fair Price"............................................................56
   "Final Exchange Ratio"..................................................21
   "GATT"..................................................................48
   "HSR Act"...............................................................19
   "Information Agent".....................................................34
   "Interested Person".....................................................55
   "Intimate Brands".......................................................17
   "Intimate Brands IPO"...................................................17
   "IRS"...................................................................59
   "LDS"...................................................................49
   "Limited Common Stock"..................................................21
   "Limited Store Planning"................................................48
   "Mast"..................................................................48
   "Maximum Exchange Ratio"................................................21
   "Merchandise Marks".....................................................50
   "Minimum Exchange Ratio"................................................21
   "Name Mark".............................................................50
   "New Services Agreement"................................................57
   "NYSE"..................................................................35
   "Old Services Agreement"................................................57
   "POS"...................................................................50
   "Receivables Securitization"............................................17
   "Registration Statement"................................................61
   "Ruling Letter".........................................................59
   "Schedule 13E-4"........................................................61
   "SEC"...................................................................10
   "Soliciting Dealer".....................................................33
   "Special Delivery Instructions".........................................28
   "Special Issuance Instructions".........................................28
   "Spin-Off"..............................................................34
   "Sublease Agreement"....................................................57
   "Substantial Part"......................................................55
   "Tax Disaffiliation Agreement...........................................58
   "Tax-Sharing Agreement".................................................58
   "Trigger Amount"........................................................21
   "WFN Sale"..............................................................17
   "WFN"...................................................................17

               Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Limited Common Stock and any other required documents should be sent or delivered by each stockholder of The Limited or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses set forth below:

                                        First Chicago Trust Company of New York

              If by mail:                             If by hand:                  If by overnight delivery:

      First Chicago Trust Company             First Chicago Trust Company         First Chicago Trust Company
              of New York                             of New York                         of New York
          Tenders & Exchanges                     Tenders & Exchanges                 Tenders & Exchanges
              Suite 4660                    c/o The Depositary Trust Company              Suite 4680
             P.O. Box 2569                      55 Water Street, DTC TAD           14 Wall Street, 8th Floor
        Jersey City, New Jersey             Vietnam Veterans Memorial Plaza           New York, New York
              07303-2569                           New York, New York                        10005
                                                         10041

                        By Facsimile Transmission:
                     (For Eligible Institutions only)
                              (201) 222-4720
                                    or
                              (201) 222-4721
                      Facsimile confirmation number:


               Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth below. Additional copies of this Offering Circular-Prospectus, the Letter of Transmittal and other Exchange Offer material may be obtained from the Information Agent or the Dealer Managers as set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

               The Information Agent for the Exchange Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                         (212) 269-5550 (Call Collect)
                                      or
                         Call Toll-Free (800) 549-6864


               The Dealer Managers for the Exchange Offer are:


                             Goldman, Sachs & Co.
                                85 Broad Street
                           New York, New York 10004
                         Call Toll-Free (800) 323-5678


PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

               Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

               In accordance with the DGCL, A&F's Certificate of Incorporation contains a provision to limit the personal liability of the directors of A&F for violations of their fiduciary duty. This provision eliminates each director's liability to A&F or its stockholders for monetary damages except
(i) for any breach of the director's duty of loyalty to A&F or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

               Article V of A&F's Bylaws provides for indemnification of the officers and directors of A&F to the full extent permitted by applicable law.

Item 21. Exhibits and Financial Statement Schedules.

5.1       Opinion of Davis Polk & Wardwell regarding the legality of the securities being registered.+

8.1       Opinion of Davis Polk & Wardwell regarding certain tax matters.+

10.1      Form of Tax Disaffiliation Agreement between The Limited, Inc. and Abercrombie & Fitch
          Co.+

10.2      Services Agreement by and between Abercrombie & Fitch Co. and The Limited, Inc. dated
          September 27, 1996, incorporated by reference to Exhibit 10.2 to the A&F's Quarterly Report on Form 10-Q for the quarter ended November 2, 1996++

10.3      Form of Amendment No. 1 to the Services Agreement+

10.4      Shared Facilities Agreement, dated September 27, 1996, by and between Abercrombie & Fitch
          Co. and The Limited, Inc., incorporated by reference to Exhibit 10.3 to A&F's Quarterly
          Report on Form 10-Q for the quarter ended November 2, 1996++

10.5      Sublease Agreement by and between Victoria's Secret Stores, Inc. and Abercrombie & Fitch
          Co., Inc., dated June 1, 1995, incorporated by reference to Exhibit 10.3 to A&F's
          Registration Statement on Form S-1++

10.6      Corporate Agreement by and between Abercrombie & Fitch Co. and The Limited, Inc., dated
          October 1, 1996, incorporated by reference to Exhibit 10.5 to A&F's Quarterly Report on
          Form 10-Q for the quarter ended November 2, 1996++

23.1      Consent of independent accountants to the incorporation by reference of the 1996 Annual Report on Form 10-K of The Limited, Inc. into this Form S-4.

23.2      Consent of independent accountants to the incorporation by reference of the 1996 Annual Report on Form 10-K of Abercrombie & Fitch Co. into this Form S-4.

23.3      Consent of independent accountants to the incorporation by reference of the 1997 third fiscal quarter Quarterly Report on Form 10-Q of The Limited, Inc. into this Form S-4.

23.4      Consent of independent accountants to the incorporation by reference of the 1997 third fiscal quarter Quarterly Report on Form 10-Q of Abercrombie & Fitch Co. into this Form S-4.

24.1      Power of Attorney (included on the signature pages of this Form S-4).

99.01     Letter of Transmittal+

99.02     Notice of Guaranteed Delivery+

99.03     Letter from the Dealer Managers to Brokers, Dealers, Commercial Banks, Trust Companies and
          Other Nominees+

99.04     Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other
          Nominees+

99.05     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9+

99.06     Letter to Participants in the Savings and Retirement Plan of The Limited, Inc.+

99.07     Notice to Participants in the Stock Purchase Plan of The Limited, Inc.+

---------------
+  To be filed by amendment.

++ Previously filed.

Item 22. Undertakings.

               In so far as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned Registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of or included in the registration statement when it became effective.


                                  SIGNATURES

               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED PERSON, THEREUNTO DULY AUTHORIZED, IN THE CITY OF REYNOLDSBURG, STATE OF OHIO, ON FEBRUARY 17, 1998.



                                           ABERCROMBIE & FITCH CO.



                                           By:   /s/ Michael S. Jeffries
                                              --------------------------------
                                               Name:  Michael S. Jeffries
                                               Title: Chief Executive Officer,
                                                      President and Director


                               POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie H. Wexner, Kenneth B. Gilman and Michael S. Jeffries and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933 and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act of 1933 increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with the applicable state security laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 17, 1998.

             Signature                                         Title

        /s/ Leslie H. Wexner             Chairman of the Board of Directors
-------------------------------------
          Leslie H. Wexner

       /s/ Kenneth B. Gilman             Vice Chairman of the Board of Directors
-------------------------------------
         Kenneth B. Gilman

      /s/ Michael S. Jeffries            Chief Executive Officer, President and Director
-------------------------------------
        Michael S. Jeffries              (Principal Executive Officer)

        /s/ Seth R. Johnson              Vice President and Chief Financial Officer
-------------------------------------
          Seth R. Johnson                (Principal Financial and Accounting Officer)

       /s/ Roger D. Blackwell            Director
-------------------------------------
         Roger D. Blackwell

         /s/ E. Gordon Gee               Director
-------------------------------------
           E. Gordon Gee

     /s/ Donald B. Shackelford           Director
-------------------------------------
       Donald B. Shackelford

                                 EXHIBIT INDEX

Exhibit
Number                                            Description                                                   Page
------                                            -----------                                                   ----
5.1       Opinion of Davis Polk & Wardwell regarding the legality of the securities being registered.+

8.1       Opinion of Davis Polk & Wardwell regarding certain tax matters.+

10.1      Form of Tax Disaffiliation Agreement between The Limited, Inc. and Abercrombie & Fitch
          Co.+

10.2      Services Agreement by and between Abercrombie & Fitch Co. and The Limited, Inc. dated
          September 27, 1996, incorporated by reference to Exhibit 10.2 to the A&F's Quarterly Report on Form 10-Q for the quarter ended November 2, 1996++

10.3      Form of Amendment No. 1 to the Services Agreement+

10.4      Shared Facilities Agreement, dated September 27, 1996, by and between Abercrombie & Fitch
          Co. and The Limited, Inc., incorporated by reference to Exhibit 10.3 to A&F's Quarterly
          Report on Form 10-Q for the quarter ended November 2, 1996++

10.5      Sublease Agreement by and between Victoria's Secret Stores, Inc. and Abercrombie & Fitch
          Co., Inc., dated June 1, 1995, incorporated by reference to Exhibit 10.3 to A&F's
          Registration Statement on Form S-1++

10.6      Corporate Agreement by and between Abercrombie & Fitch Co. and The Limited, Inc., dated
          October 1, 1996, incorporated by reference to Exhibit 10.5 to A&F's Quarterly Report on
          Form 10-Q for the quarter ended November 2, 1996++

23.1      Consent of independent accountants to the incorporation by reference of the 1996 Annual Report on Form 10-K of The Limited, Inc. into this Form S-4.

23.2      Consent of independent accountants to the incorporation by reference of the 1996 Annual Report on Form 10-K of Abercrombie & Fitch Co. into this Form S-4.

23.3      Consent of independent accountants to the incorporation by reference of the 1997 third fiscal quarter Quarterly Report on Form 10-Q of The Limited, Inc. into this Form S-4.

23.4      Consent of independent accountants to the incorporation by reference of the 1997 third fiscal quarter Quarterly Report on Form 10-Q of Abercrombie & Fitch Co. into this Form S-4.

24.1      Power of Attorney (included on the signature pages of this Form S-4).

99.01     Letter of Transmittal+

99.02     Notice of Guaranteed Delivery+

99.03     Letter from the Dealer Managers to Brokers, Dealers, Commercial Banks, Trust Companies and
          Other Nominees+

99.04     Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other
          Nominees+

99.05     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9+

99.06     Letter to Participants in the Savings and Retirement Plan of The Limited, Inc.+

99.07     Notice to Participants in the Stock Purchase Plan of The Limited, Inc.+

---------------
+  To be filed by amendment.

++ Previously filed.